                                                                EXHIBIT 10.1.1
                                                      EXECUTION COPY








                     SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                              Dated as of October 16, 1997




                                     Between

                             Serologicals Corporation

                                       and

                                 NationsBank, N.A.

                               TABLE OF CONTENTS

1.     Definitions and Accounting Matters                            1
1.1.   Certain Defined Terms                                         1
1.2.   Accounting Terms and Determinations                          17
2.     Loans                                                        18
2.1.   Revolving Loans and Swingline Loans                          18
2.2.   Borrowings                                                   18
2.3.   Interest                                                     18
2.4.   Voluntary Reductions of  Commitments                         20
2.5.   Reductions of Commitments Irrevocable                        20
2.6.   Continuation and Conversion of Revolving Loans               20
2.7.   Minimum Amounts                                              21
2.8.   Fees                                                         21
2.9.   Notes                                                        21
2.10.  Optional Prepayments                                         22
2.11.  Mandatory Prepayments of Loans and Reduction of Commitments  22
2.12.  Use of Proceeds                                              23
3.     Payments; Computations; Taxes; Etc.                          23
3.1.   Payments                                                     23
3.2.   Computations                                                 23
3.3.   Certain Notices                                              24
3.4.   Taxes                                                        24
3.5.   Additional Costs                                             25
3.6.   Limitation on Types of Loans                                 27
3.7.   Illegality                                                   27
3.8.   Treatment of Affected Loans                                  27
3.9.   Compensation                                                 28
4.     Conditions Precedent                                         28
4.1.   Initial Loans                                                28
4.2.   Initial and Subsequent Extensions of Credit                  30
4.3.   Conditions to Significant Acquisitions                       31
4.4.   Conditions to Non-Significant Acquisitions                   34
5.     Representations and Warranties                               35
5.1.   Corporate Existence                                          35
5.2.   Authorization; No Conflict                                   35
5.3.   Enforceability                                               36
5.4.   Approvals                                                    36
5.5.   Financial Condition                                          36
5.6.   Litigation                                                   37
5.7.   Federal Reserve Regulations                                  37
5.8.   ERISA                                                        37
5.9.   Taxes                                                        38
5.10.  Investment Company Act                                       38
5.11.  Public Utility Holding Company Act                           39
5.12.  Material Agreements                                          39
5.13.  Environmental and Safety Matters                             39
5.14.  Subsidiaries                                                 41
5.15.  Compliance with Law                                          41
5.16.  Capitalization                                               41
5.17.  Title to Properties                                          41
5.18.  Conduct of Business.                                         42
5.19.  Representations and Warranties in Acquisition Documents      42
5.20.  Performance of Contracts, Etc.                               42
5.21.  Disclosure                                                   42
5.22.  Representations Regarding Acquisitions                       42

6.     Affirmative Covenants                                        42
6.1.   Financial Statements and Other Information                   43
6.2.   Litigation                                                   46
6.3.   Corporate Existence, Etc.                                    46
6.4.   Insurance                                                    47
6.5.   Obligations and Taxes                                        47
6.6.   Maintaining Records; Access to Properties and Inspections    47
6.7.   Environmental and Safety Matters                             48
6.8.   Additional Security                                          48
6.9.   Deposit Accounts/Cash Management Services                    48
7.     Negative Covenants                                           49
7.1.   Prohibition of Fundamental Changes                           49
7.2.   Limitation on Liens                                          49
7.3.   Indebtedness and Guarantees                                  49
7.4.   Investments                                                  49
7.5.   Restricted Payments                                          50
7.6.   Accounting                                                   50
7.7.   Amendment of Certain Documents                               50
7.8.   Sales of Assets                                              50
8.     Financial Covenants                                          51
8.1.   Ratio of Funded Debt to EBITDA                               51
8.2.   Ratio of Senior Funded Debt to EBITDA                        51
8.3.   Ratio of Cash Flow to Debt Service                           51
8.4.   Debt to Net Worth                                            51
9.     Events of Default                                            51
9.1.   Payments under Credit Documents                              51
9.2.   Other Indebtedness                                           52
9.3.   Representations and Warranties                               52
9.4.   Other Obligations                                            52
9.5.   Ability to Pay Debts                                         52
9.6.   Voluntary Proceedings                                        52
9.7.   Involuntary Proceedings                                      53
9.8.   Judgments                                                    53
9.9.   ERISA Event                                                  53
9.10.  Change in Control                                            54
9.11.  Failure of Security Interest                                 54
10.    Miscellaneous                                                55
10.1.  Waiver                                                       55
10.2.  Notices                                                      55
10.3.  Expenses, Etc.                                               56
10.4.  Amendments, Etc.                                             57
10.5.  Successors and Assigns                                       57
10.6.  Assignments and Participations                               57
10.7.  Survival                                                     58
10.8.  Table of Contents; Descriptive Headings                      58
10.9.  Counterparts                                                 58
10.10. Governing Law                                                58
10.11. Arbitration                                                  58
10.12. Acknowledgments                                              60
10.13. Confidentiality                                              60
10.14. Obligations with Respect to Loan Parties.                    60
10.15. Amount of Existing Indebtedness.                             60
10.16. NO NOVATION.                                                 60

EXHIBITS:

Exhibit A Form of Assignment of Rights Under Acquisition Documents Exhibit B Form of Guaranty
Exhibit C  Form of Accession Agreement to Credit Documents
Exhibit D  Form of Pledge Agreement
Exhibit E  Form of Security Agreement
Exhibit F  Form of Notice of Continuation
Exhibit G  Form of Notice of Conversion
Exhibit H  Form of Revolving Note
Exhibit I  Form of Swingline Note
Exhibit J  Form of Notice of Borrowing
Exhibit K  Form of Compliance Certificate

SCHEDULES:

Schedule 5.1.   Corporate Existence
Schedule 5.6.   Litigation
Schedule 5.8.   ERISA
Schedule 5.12.  Material Agreements
Schedule 5.13.  Environmental and Safety Matters
Schedule 5.16.  Capitalization
Schedule 5.17.  Title to Properties
Schedule 7.3.   Indebtedness
Schedule 7.4.   Investments

     SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") dated as of October 16, 1997 between SEROLOGICALS CORPORATION, formerly known as Serologicals Holdings, Inc. (the "Company") and NATIONSBANK, N.A., successor to NationsBank, N.A. (South) and prior to that known as NationsBank of Georgia, National Association (the "Lender").

     Pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of July 20, 1995 (the "Existing Credit Agreement") by and between the Company and the Lender, the Lender made available to the Company a revolving credit facility in the amount of $20,000,000 and a swingline facility in the amount of $2,000,000.

     The Company and the Lender desire to amend and restate the terms of the Credit Agreement to increase the amount of such revolving credit facility, to change the financial covenants, and for other purposes.

     Accordingly, the parties hereto agree to amend and restate the terms of the Existing Credit Agreement as follows:

                   Definitions and Accounting Matters

1.1.  Certain Defined Terms

     As used herein, the following terms shall have the following meanings (all terms defined in this Section or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "ABRA" shall mean the American Blood Resources Association.

     "Account Receivable" shall mean, as of any date of determination thereof, the unpaid portion of the obligation of a customer of an Subsidiary (other than Bioscot or the FSC) in respect of services actually rendered as stated on the invoice therefor, in each case net of any unpaid credits, rebates, offsets or commissions.

     "Accession Agreement" shall mean an Accession Agreement to Credit Documents substantially in the form of Exhibit C executed by any Loan Party in favor of the Lender.

     "Acquisition" shall mean, with respect to a Seller, the acquisition by the Company directly, or indirectly through its Subsidiaries, in one or a series of transactions, of (a) all or substantially all of the assets of such Seller or all or substantially all of a line or lines of business conducted by such Seller or a division of such Seller or (b) a controlling equity interest in such Seller, whether by purchase of such equity interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity interest.

     "Acquisition Documents" shall mean, with respect to an Acquisition, collectively, the related Purchase Agreement for such Acquisition and all related agreements and conveyance instruments executed in connection therewith or pursuant thereto.

     "Adjusted LIBO Rate" shall mean, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such

Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of the Lender outside of the United States of America to residents of the United States of America).

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the subject Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed an Affiliate of such corporation or other Person.

     "Applicable Law" shall mean all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders, rulings and decrees of all courts and arbitrators.

     "Applicable Lending Office" shall mean, for the Lender, 600 Peachtree Street, 19th Floor, Atlanta, Georgia 30308 or such other office of the Lender (or of an affiliate of the Lender) in the United States of America as the Lender may from time to time specify in writing to the Company as the office by which the Loans are to be made and maintained.

     "Applicable Margin" shall mean the percentage rate set forth below for a given Type of Loan corresponding to the ratio of Funded Debt to EBITDA of the Company and its Consolidated Subsidiaries in effect at such time:


Ratio of Funded Debt     Applicable Margin     Applicable Margin
To EBITA for            Base Rate Loans       LIBOR Loans

Less than or equal to         0.0%                    2.00%
3.0 to 1.0 but greater
than 2.5 to 1.0

Less than or equal to         0.0%                    1.75%
2.5 to 1.0 but greater
than 2.0 to 1.0



Less than or equal to         0.0%                    1.50%
2.0 to 1.0


     The Applicable Margin shall be determined by the Lender on a quarterly basis at the end of each fiscal quarter of the Company, commencing with the fiscal quarter first ending after the Closing Date. The ratio of Funded Debt to EBITDA for the four fiscal quarter period ending at the end of each such fiscal quarter shall be determined by the Lender promptly after receipt of the financial statements required to be delivered by the Company pursuant to Section 6.1.(b) and any necessary adjustment to the Applicable Margin shall be effective as of the first day of the fiscal quarter immediately following the fiscal quarter in which the applicable financial statements are required to be delivered to the Lender. If the Company fails to deliver any such financial statements at the time required under Section 6.1.(b) and has not delivered such statements with 10 days prior to the beginning of the immediately following fiscal quarter, (a) the Applicable Margin for the immediately following fiscal quarter shall equal 0.0% for Base Rate Loans and 2.00% for LIBOR Loans and (b) at the end of any Interest Period of each LIBOR Loan outstanding during the continuance of such failure, each such Loan shall automatically be converted into a Base Rate Loan. Notwithstanding the foregoing, for the period from the Closing Date through and including September 30, 1997, the Applicable Margin for Base Rate Loans shall equal 0.00% and the Applicable Margin for LIBOR Loans shall equal 1.50%. Thereafter, the Applicable Margin shall be adjusted from time to time as set forth above.

     "Assignment of Acquisition Documents" shall mean the Amended and Restated Assignment of Acquisition Documents substantially in the form of Exhibit A executed by certain of the Loan Parties in favor of the Lender.

     "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor federal statute.

     "Base Rate" shall mean, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% per annum and (b) the Prime Rate for such day. Each change in any interest rate provided for herein resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. If for any reason the Lender shall have determined that it is unable to ascertain the Federal Funds Rate for such day, including, without limitation, the inability or failure of the Lender to obtain sufficient bids or publications as contemplated by the definition of the Federal Funds Rate, the Base Rate for such day shall be the Prime Rate.

     "Base Rate Loan" shall mean a Loan which bears interest at a rate based on the Base Rate.

      "Bioscot" shall mean Bioscot Limited, a corporation organized under the laws of Scotland.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in Atlanta, Georgia and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or a Conversion of or into, or a Continuation of, or an Interest Period for, a LIBOR Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion, Continuation or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Expenditures" shall mean, without duplication, for any period of computation thereof, the aggregate of all expenditures on a consolidated basis including deposits (whether paid in cash or property or accrued as liabilities and including the aggregate amount of all principal payments due for the entire term of all Capitalized Lease Obligations) made by the Company and its Consolidated Subsidiaries that, in conformity with GAAP, are required to be included in the property, plant, or equipment, or similar fixed asset account.

     "Capitalized Lease Obligations" shall mean, as to any Person, the obligations of such Person with respect to any lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) which is or should be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "Cash Flow" shall mean, for any period of computation thereof, an amount equal to the following: (i) EBITDA for such period minus
(ii) cash payments actually made during such period in respect of taxes on income of the Company and its Consolidated Subsidiaries.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any successor federal statute.

     "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Inventory System.

     "CLIA" shall mean the Clinical Laboratory Improvement Amendments of 1988, as amended.

     "Closing Date" shall mean the date upon which the conditions precedent to the initial extension of credit hereunder set forth in
Article 4. have been satisfied.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

     "Collateral" shall mean any property in which any Loan Party or any other Person has granted the Lender a Lien as security for any of the Obligations and includes all "Collateral" as defined in the Security Agreement, the "Trademark Collateral" as defined in the Trademark
Collateral Assignment and Security Agreement, and the "Pledged
Collateral" as defined in the Pledge Agreement.

     "Consolidated Total Assets" shall mean, at the time of determination, the net book value of all assets of the Company and its

Consolidated Subsidiaries as determined in accordance with GAAP.

     "Consolidated Subsidiary" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

     "Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to the next
Interest Period pursuant to Section 2.6.(a).

     "Convert", "Conversion" and "Converted" each refers to the conversion of a Revolving Loan of one Type into a Loan of another Type pursuant to Section 2.6.(b).

     "Credit Documents" shall mean, collectively, this Agreement, the Note, the Guaranty, the Security Documents, and any other documents and instruments executed and delivered by any Loan Party in connection with this Agreement or any of the foregoing documents.

     "Credit Facility" shall mean the credit facility extended by the Lender to the Company under this Agreement for Revolving Loans and Swingline Loans.

     "Debt Service" shall mean, on the date of determination thereof,
(a) current maturities of long term debt of the Company and its Consolidated Subsidiaries for the four fiscal quarter period then beginning, plus (b) current maturities of Capitalized Lease Obligations of the Company and its Consolidated Subsidiaries for such period.

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

"Disposition" shall mean any sale, lease, assignment, transfer or other disposition of any property (including any capital stock or other equity interest in a Subsidiary but excluding sales of Inventory in the ordinary course) of the Company or any other Loan Party.

"Dollars" and "$" shall mean lawful money of the United States of America.

"Donor Center" shall mean any location of the Company or any Subsidiary where such Loan Party collects, analyzes, processes and sells human blood, plasma and other human biological products or components or provides related healthcare services.

     "EBIT" shall mean, for any period of computation thereof, the sum of, without duplication, (i) Net Income for such period plus
(ii) Interest Expense for such period plus (iii) taxes on income of the Company and its Consolidated Subsidiaries accrued during such period plus (iv) any extraordinary expense or loss, and any non-recurring non-cash expense or loss, of the Company or any Consolidated Subsidiary for such period to the extent included in determining Net Income for such period.

     "EBITDA" shall mean, for any period of computation thereof, the sum of

(i) EBIT for such period plus (ii) amortization expense of the Company and its Consolidated Subsidiaries for such period plus (iii) without duplication, depreciation expense of the Company and its Consolidated Subsidiaries for such period.

     "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by any Loan Party or any of its ERISA Affiliates, other than a Multiemployer
Plan.

     "Environmental Claim" shall mean, with respect to any Person, any notice, claim, demand or other communication (whether written or oral) alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, handling, generation, treatment, storage, disposal, Release or threatened Release into the environment of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental and Safety Law.

     "Environmental and Safety Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and common law concerning public health or safety, worker health or safety or pollution or protection of the environment, including without limitation those relating to any emissions, discharges or Releases of Hazardous Materials to ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, control, clean-up or handling of Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

     "ERISA Affiliate" of any Person shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person or which is under common control (within the meaning of Section 414(c) of the Code) with such Person.

     "ERISA Event" with respect to any Person shall mean (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates, unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan pursuant to
Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(a)(2) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA with respect to a Plan; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

     "Event of Default" means any of the events specified in Sections 9.1. through Section 9.11., provided that any requirement for notice or lapse of time or both has been satisfied.

     "FDA" shall mean the United States Food and Drug Administration or any entity succeeding to any or all of its functions under Applicable Law.

     "Federal Assignment of Claims Act" shall mean the Assignment of Claims Act of 1940, as amended from time to time, or any successor federal statute.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding Business Day, and (ii) if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate charged by three federal funds brokers of recognized standing selected by the Lender on such day for such transactions as determined by the Lender.

     "FSC" means Serologicals (Barbados), Inc., a Barbados corporation and a "foreign sales corporation" under the Code.

     "Funded Debt" shall mean, on the date of any computation thereof, without duplication (a) all Indebtedness for money borrowed of the Company and its Consolidated Subsidiaries, whether issued, assumed or Guaranteed, and whether secured or unsecured, which on the date such Indebtedness was initially incurred had a final maturity more than 12 months after such date, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments of otherwise) are required to be made by such Person less than 12 months after the date of the computation thereof and (b) all regularly scheduled coupon or other payments under any preferred stock issued by the Company or its Consolidated Subsidiaries.

     "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with
Section 1.2.(a), are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

"Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness or other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to issue a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.

     "Guaranty" shall mean the Amended and Restated Guaranty substantially in the form of Exhibit B executed by certain of the Loan Parties in favor of the Lender.

     "Hazardous Materials" shall mean, collectively, any polychlorinated biphenyls, petroleum or petroleum derived substance, friable asbestos, human blood, plasma and other blood products, medical wastes, biological wastes, laboratory wastes and any toxic or otherwise hazardous waste, material or substance, including, without limitation, all substances with respect to which liability or standards of conduct may be imposed pursuant to RCRA, CERCLA or any other Environmental and Safety Law.

     "Indebtedness" shall mean, without duplication, as to any Person
(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance or sale of debt securities) whether or not recourse is limited to specific assets of such Person;
(b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable and accrued expenses arising in the ordinary course of business so long as such trade accounts payable and accrued expenses are not for borrowed money; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the Indebtedness so secured has been assumed by such Person; (d) reimbursement obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capitalized Lease Obligations of such Person; and
(f) Indebtedness of others Guaranteed by such Person.

     "Insufficiency" shall mean, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     "Interest Expense" shall mean for any period of computation thereof, cash interest expense attributable to Indebtedness for money borrowed (including without limitation, Capitalized Lease Obligations) of the Company and its Consolidated Subsidiaries actually paid during such period.

     "Interest Period" shall mean with respect to any LIBOR Loan, the period commencing on the date of the borrowing, Conversion or

Continuation of such Loan and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months, in each case as the Company may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select. In no event shall an Interest Period of a Loan extend beyond the Termination Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     "Inventory" shall mean (a) all inventory of each of the Subsidiaries (other than Bioscot or the FSC) and all goods intended for sale or lease by such Subsidiaries, (b) all work-in-process, (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, selling or furnishing of such goods or otherwise used or consumed in the business of such Subsidiaries, and (d) all documents (as such term is defined in the UCC) relating to any of the foregoing.

     "Investment" in any Person shall mean (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or any contribution to the capital of, such Person; (b) any deposit with, or advance, loan or other extension of credit to, such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person (other than any such advance, loan, extension of credit or commitment representing the purchase price of inventory or supplies sold in the ordinary course of business); or (c) any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person.

     "LIBOR" shall mean, with respect to any Interest Period and a LIBOR Loan, the offered rate per annum in the London interbank market for deposits in Dollars of amounts equal or comparable to the principal amount of such LIBOR Loan offered for a term comparable to such Interest Period, as currently shown on the Reuters Screen LIBOR page as of 11:00 a.m., Greenwich Mean Time, two Business Days prior to the first day of such Interest Period; provided, however, that (a) if more than one offered rate as described above appears on the Reuters Screen LIBOR page, the rate used to determine LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16 of 1%) of such offered rates, or (b) if no such offered rates appear, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16 of 1%) of rates quoted by the Lender at approximately 10:00 a.m., New York time, two Business Days prior to the first day of such Interest Period for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such LIBOR Loan. If the Lender ceases to use the Reuters Screen LIBOR page for determining interest rates based on eurodollar deposit rates, a comparable internationally recognized interest rate reporting service shall be used to determine such offered rates.

     "LIBOR Loan" shall mean a Loan bearing interest at a rate based on LIBOR.

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of such asset. For purposes of this Agreement, a Loan Party or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan Party" means each of the Company, its Subsidiaries and each Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations; as of the date hereof, the Loan Parties are the Company and each of its Subsidiaries set forth on Schedule 5.16.

     "Loans" shall mean the Revolving Loans and Swingline Loans.

     "Material Adverse Effect" shall mean any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, could reasonably be expected to have a material adverse effect on (a) the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its Subsidiaries taken as a whole; (b) the ability of the Company or any Material Loan Party to perform its obligations under any of the Credit Documents to which it is a party; (c) the validity or enforceability of any of the Credit Documents; or (d) the rights and remedies of the Lender under any of the Credit Documents. As used in this definition, the term "Material Loan Party" means, as of the date of any determination thereof, any Loan Party (other than the Company) which either (a) owns assets having a book value greater than or equal to 10% of Consolidated Total Assets or
(b) had net income (as determined in a manner consistent with determining Net Income of the Company and its Consolidated Subsidiaries) for any prior period of four consecutive fiscal-quarters greater than or equal to 10% of Net Income for the four fiscal-quarter period most recently ending prior to the date of determination.

     "Material Contract" shall mean, with respect to the Company and the other Loan Parties, any contract, agreement or binding understanding or arrangement (whether or not in written form) (i) the performance or termination of which could reasonably be expected to have a net effect on the Cash Flow of the Company or any other Loan Party of $2,500,000 during any fiscal year, or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect.

     "Multiemployer Plan" of any Person shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by such Person or any ERISA Affiliate of such Person and which is covered by Title IV of ERISA.

     "Net Income" means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss) on a consolidated statement of income of the Company and its Consolidated Subsidiaries for such period; provided, however, that

     "Net Income" shall exclude (i) the effect of any extraordinary or other non-recurring gain or loss outside the ordinary course of business and (ii) any write-up in the value of any asset (but only to the extent such write-up exceeds any write-down taken in connection with such asset).

     "Net Proceeds" shall mean, with respect to a Disposition, the aggregate amount of all cash received (including without limitation, all cash payments received by way of deferred payment of principal or interest pursuant to a note or installment receivable or otherwise, but only as and when received), directly or indirectly, by the Company or any other Loan Party in connection with such Disposition net of (i) the amount of any out-of-pocket legal fees, title and recording tax expenses, commissions and other customary fees and expenses actually incurred by the Company or such other Loan Party in connection with such Disposition, (ii) any income taxes reasonably estimated in good faith to be payable by the Company or such other Loan Party in connection with such Disposition and other taxes thereon to the extent such other taxes are actually paid by the Company or such other Loan Party, and (iii) any repayments by the Company or such other Loan Party of Indebtedness (other than Indebtedness under any of the Credit Documents) to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition.

     "Net Worth" shall mean, as at any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) of the Company and its Consolidated Subsidiaries which would appear as such on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP.

     "New Subsidiary" means, with respect to an Acquisition, any Subsidiary of the Company formed in connection with, and for the purpose of effecting, such Acquisition. If all of the outstanding capital stock of a Seller is being acquired by the Company or any of its Subsidiaries in connection with an Acquisition, then such Seller shall also constitute a New Subsidiary.

     "Notes" shall mean the Revolving Note and the Swingline Note.

     "Obligations" shall mean, individually and collectively:
     (a)  the Revolving Loans and Swingline Loans;
     (b) all other obligations and indebtedness of the Company owing to the Lender of every kind, nature and description, under or with respect to this Agreement, the Note or any of the other Credit Documents, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note;

     (c) all other obligations and indebtedness owing by the Company to the Lender and all future advances made to the Company by the Lender, however and whenever created, arising or evidenced, whether direct or indirect, through assignment from third parties, whether absolute or contingent, or otherwise, now or hereafter existing, or due or to become due, including, without limitation, obligations under all guaranties, letters of credit and overdrafts;

     (d) any and all renewals, modifications, extensions and supplements to any of the foregoing.

Without limitation of the foregoing, the term "Obligations" shall include any Indebtedness of the Company to any other Loan Party which now or hereafter becomes owing to the Lender as assignee of such other Loan Party pursuant to any of the Security Documents or otherwise.

     "Operating Account" shall mean account number 026-39-292 maintained by the Company with the Lender, or such other account as the Company and the Lender may designate as the "Operating Account."

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Investments" of any Person shall mean: (a) direct obligations of the United States of America or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof by such Person; (b) time deposits or certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $200,000,000, maturing not more than 90 days from the date of acquisition thereof by such Person; (c) commercial paper having the highest rating from Standard & Poor's Corporation or Moody's Investors Services, Inc. maturing not more than 90 days from the date of acquisition thereof by such Person; and (d) the deferment of the payment of accrued but unpaid royalties due from Bioscot to the Company in connection with the licensing of intellectual property of the Company to Bioscot.

     "Permitted Liens" shall mean:

     (a)  Liens created pursuant to the Security Documents;

     (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in accordance with Section 6.5.;

     (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business not yet delinquent or which are being contested in accordance with Section 6.5.;

     (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

     (e) deposits to secure the performance of bids, trade contracts (other than a trade contract which constitutes Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (f) easements, rights-of-way, zoning restrictions and other similar encumbrances of record on real property incurred in the ordinary course of business which, in the aggregate, are not material in dollar amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of the other Loan Parties;

     (g)  Liens existing on the date hereof and disclosed on Schedule
5.17. hereto; and

     (h) Purchase Money Liens securing Indebtedness of the Company and its Subsidiaries permitted under Section 7.3.(c).

For purposes of this definition, the term "Purchase Money Lien" shall mean any Lien (including any Lien arising under a lease which is or should be classified and accounted for as a capital lease under GAAP) on fixed assets, plant or equipment (and any intangible assets associated therewith) acquired by the Company or any of the other Loan Parties (including any New Subsidiary after giving effect to the Acquisition thereof) securing the payment of all or a portion of the purchase price therefor or Liens to which such purchased assets are subject at the time of such acquisition and not created in anticipation thereof; provided, however, that (i) the transaction in which any Purchase Money Lien is proposed to be created or assumed is permitted by this Agreement;
(ii) any Purchase Money Lien attaches or shall attach only to the assets acquired (and any applicable insurance thereon) in such transaction and shall not extend to or cover any other assets of the Company or any of the other Loan Parties; (iii) the Indebtedness secured or covered by any Purchase Money Lien did not or shall not exceed the cost (including reasonable costs directly incurred in connection with such acquisition) to the Company or any of the other Loan Parties of the assets acquired; and (iv) such Indebtedness was or is either (x) incurred within 30 days following the date of the acquisition of the assets so acquired or
(y) incurred for the purpose of refinancing or refunding any Indebtedness secured by a Purchase Money Lien provided the unpaid balance is not thereby increased.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" of the Company or any of the other Loan Parties shall mean an employee benefit or other plan established or maintained by such Person or any ERISA Affiliate of such Person and which is covered by Title IV of ERISA, other than a Multiemployer Plan of such Person.

     "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement substantially in the form of Exhibit D entered into among certain of the Loan Parties and the Lender.

     "Prime Rate" shall mean the rate of interest from time to time announced by the Lender in Atlanta, Georgia as its prime commercial lending rate. The Prime Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit.

     "Purchase Agreement" shall mean, with respect to an Acquisition, the asset purchase agreement, stock purchase agreement or other primary agreement to which the Company and/or one or more of its Subsidiaries is a party and which evidences the terms of such Acquisition.

     "QPP" shall mean the Quality Plasma Program of ABRA.

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended.

     "R&D Expenses" shall mean, without duplication, for any period of computation thereof, the aggregate of all expenses on a consolidated basis made by the Company and its Consolidated Subsidiaries in respect of research and development.

     "Regulations D, G, T, U and X" shall mean, respectively,
Regulations D, G, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

     "Regulatory Change" shall mean, with respect to the Lender, any change enacted or adopted after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or publication after the date of this Agreement of any interpretations, directives or requests (whether or not having the force of law) applying to a class of banks including the Lender of or under any United States Federal, state or foreign law or regulations by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Regulatory Permits" shall mean (i) FDA establishment licenses,
(ii) FDA product licenses, (iii) CLIA registrations, (iv) QPP certifications, and (v) state licenses or permits relating to the operation of Donor Centers, including those applicable to medical waste, clinical laboratory testing, and drug testing.

     "Release" shall mean any "release" as such term is defined in 42
U.S.C. Section 9601(22), or any successor federal statute or analogous state law.

     "Restricted Payment" shall mean dividends by or on behalf of a Loan Party on, or other payments or distributions on account of or with respect to, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of such Loan Party.

     "Revolving Commitment" shall mean the obligation of the Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding $35,000,000, as the same may be reduced from time to time pursuant to the terms hereof.

     "Security Agreement" shall mean the Amended and Restated Security Agreement substantially in the form of Exhibit E entered into among certain of the Loan Parties and the Lender.

     "Security Documents" shall mean, collectively, the Security Agreement, the Pledge Agreement, the Assignment of Acquisition Documents, the Trademark Collateral Assignment and Security Agreement, each of the UCC financing statements naming a Loan Party as debtor and the Lender as secured party and covering the Collateral, and any other security documents executed and delivered to the Lender by a Loan Party.

     "Seller" shall mean the Person being acquired (or whose assets are being acquired) in an Acquisition.

     "Senior Funded Debt" shall mean, on the date of any computation thereof, all Funded Debt that is not Subordinated Debt.

     "Seramed" shall mean Seramed, Inc., formerly known as Seramune, Inc., a corporation organized under the laws of the State of Delaware.

     "Serologicals" shall mean Serologicals, Inc., a corporation organized under the laws of the State of Georgia.

     "Significant Acquisition" shall mean any Acquisition in which the aggregate amount of consideration payable by the Company and its Subsidiaries in connection therewith equals or exceeds (a) at any time during 1997 or 1998, the greater of (i) EBITDA for the four fiscal quarter period most recently ending and (ii) $20,000,000 and (b) at any time thereafter, 75% of EBITDA for the four fiscal quarter period most recently ending. For purposes of this definition, such consideration shall include, but shall not be limited to, the following: (a) the amount of cash paid, together with the fair market value of all other assets (excluding assets of the type described in the following clause
(b)) conveyed, by the Company and its Subsidiaries in consideration for such Acquisition; (b) the market value of all capital stock, warrants and options to acquire capital stock, of the Company conveyed by the Company in consideration for such Acquisition; (c) the aggregate amount of Indebtedness acquired, incurred or assumed by the Company and its Subsidiaries in connection with such Acquisition; (d) all amounts paid or to be paid by the Company and its Subsidiaries in respect of any covenant not to compete granted in connection with such Acquisition and accruing to the benefit of any New Subsidiary or other Loan Party; (e) the aggregate capitalized amount of consulting or other similar fees or payments to be paid by such New Subsidiary or other Loan Party to a Seller or any Affiliate of such Seller in connection with, or as a result of, such Acquisition; (f) the aggregate amount of earn-out payments, similar payments or other contingent obligations required to be made by the Company and its Subsidiaries in connection with such Acquisition and which payments or other obligations are to be capitalized by the Company and its Subsidiaries and (g) the amount of all transaction fees and expenses (including, without limitation, legal, accounting and brokers' fees and expenses) incurred by the Company and its Subsidiaries in connection with such Acquisition.

     "Subordinated Debt" shall mean, all Funded Debt, the payment of principal and interest of which is subordinate in right of payment to the Obligations on terms approved of in writing by the Lender in its sole discretion.

     "Subsidiary" shall mean, as to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (ii) in the case of a partnership or joint venture, in which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

     "Swingline Commitment" shall mean the obligation of the Lender to make Swingline Loans in an aggregate principal amount at any one time outstanding up to but not exceeding $2,000,000, as the same may be reduced from time to time pursuant to the terms hereof.

     "Termination Date" shall mean October 16, 2000.

     "Trademark Collateral Assignment and Security Agreement" shall mean that certain Trademark Collateral Assignment and Security Agreement dated as of June 29, 1994, between Serologicals and the Lender.

     "Transactions" shall mean (a) any Acquisition, (b) the execution and delivery of each of the Credit Documents, and the Acquisition
Documents, (c) the making of the Loans hereunder and (d) the consummation of all of the other transactions contemplated by the Acquisition Documents and the Credit Documents.

     "Type" with respect to a Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

     "Wholly-Owned Subsidiary" of a Person shall mean any corporation, association or other business entity of which 100% of the outstanding shares of all classes of capital stock or other ownership interests is at the time owned directly or indirectly by, such Person or one or more of the other Wholly-Owned Subsidiaries of such Person or a combination thereof.

     In addition to the above definitions, the following terms are defined in this Agreement on the indicated pages:


Acquisition Date . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Acquisition Historical Financial Statements. . . . . . . . . . . . . .31
Acquisition Pro Forma Financial Statements . . . . . . . . . . . . . .31
Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .25
Change in Control. . . . . . . . . . . . . . . . . . . . . . . . . . .54
Default Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Historical Financial Statements. . . . . . . . . . . . . . . . . . . .29
Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Notice of Borrowing. . . . . . . . . . . . . . . . . . . . . . . . . .24
Notice of Continuation . . . . . . . . . . . . . . . . . . . . . . . .20
Notice of Conversion . . . . . . . . . . . . . . . . . . . . . . . . .20
Other Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
Participant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Revolving Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Swingline Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .18



Swingline Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24


1.2.  Accounting Terms and Determinations

     (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, all calculations for purposes of determining compliance with the terms of this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared in accordance with generally accepted accounting principles applied in the United States and practices which are recognized as such by the American Institute of Certified Public Accountants ("GAAP") applied for all periods to the extent practicable on a basis consistent with that used in the preparation of the Historical Financial Statements, so as to present fairly the financial condition and the results of operations of the applicable Person. In the event of a change in GAAP that is applicable to the Company, compliance with the financial covenants contained herein shall continue to be determined in accordance with GAAP as in effect prior to such change; provided, however, that the Company and the Lender will thereafter negotiate in good faith to revise such covenants to the extent necessary to conform such covenants to GAAP as then in effect.

     (b) To enable the ready and consistent determination of compliance with the covenants set forth in Article 7. and Article 8., the Company will not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, change its fiscal year.

     (c) All terms defined in the UCC and not otherwise defined herein are used herein as defined in the UCC. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     (d) If, during any four fiscal quarter period for which the Borrower's compliance with the financial covenants in Sections 8.1. through 8.3. is to be determined, any Loan Party shall have acquired all or substantially all of the assets of another Person, all or substantially all of a line or lines of business conducted by another Person, a division of another Person or a controlling equity interest in another Person (such assets, lines of business, division or, in the case of an equity interest, such Person, being a "Target"), then the financial performance of the Target after its acquisition by such Loan Party shall be annualized during such four fiscal quarter period when determining compliance with such Sections.

                          Loans

2.1  Revolving Loans and Swingline Loans

     (a) The Lender agrees, on the terms and subject to the conditions contained herein, to make loans to the Company during the period from and including the Closing Date to but not including the Termination Date in an aggregate principal amount at any one time outstanding of up to but not exceeding the amount of the Revolving Commitment of the Lender as in effect from time to time (such Loans being herein called "Revolving Loans"). During the period from and including the Closing Date to but not including the Termination Date and subject to the terms contained herein, the Company may borrow, repay and reborrow the Revolving Loans.

     (b) The Lender agrees, on the terms and subject to the conditions contained herein, to make loans to the Company during the period from and including the Closing Date to but not including the Termination Date in an aggregate principal amount at any one time outstanding of up to but not exceeding the amount of the Swingline Commitment as in effect from time to time (such Loans being herein called "Swingline Loans"). During the period from and including the Closing Date to but not including the Termination Date and subject to the terms contained herein, the Company may borrow, repay and reborrow the Swingline Loans.

     (c) On the Termination Date, the aggregate principal amount of all Loans then outstanding shall be due and payable in full.

2.2.  Borrowings

     (a) The Company shall give the Lender notice of each borrowing of a Revolving Loan hereunder as provided in Section 3.3., which notice when given shall be irrevocable. Not later than 2:00 p.m. (Atlanta, Georgia time) on the date specified for each borrowing hereunder, the Lender shall make the amount of the Loan available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained at the Applicable Lending Office.

     (b) At 5:00 p.m. on each Business Day the Company shall be deemed to have requested that the Lender make to the Company a Swingline Loan in an amount equal to the amount by which drafts against the Operating Account exceed the available balance contained therein at such time.
The Lender shall make the proceeds of each such Swingline Loan available to the Company by depositing such proceeds into the Operating Account.

2.3. Interest

     (a)  The Company agrees to pay to the Lender in accordance with Section
3.2. interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

          (i) during the periods that such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and

          (ii) during the periods that such Loan is a LIBOR Loan, for each Interest Period relating thereto, the Adjusted LIBO Rate for such Loan for such Interest Period plus the Applicable Margin.

     Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the last Business Day of each calendar month and on the Termination Date, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period thereof (except that interest shall be payable at the end of each three-month period in the case of an Interest Period of greater than three months); and (iii) in the case of each Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted). Swingline Loans may only be Base Rate Loans.

     (b) If an Event of Default shall have occurred and be continuing, the Company agrees to pay to the Lender interest, for the period such Event of Default is continuing, on the unpaid principal amount of each Loan (and, to the extent permitted by law, on the unpaid amount of all interest, fees and other amounts payable hereunder or under the Credit Documents that is not paid when due) at a rate per annum (the "Default Rate") equal at all times to 2% per annum above the rate per annum required to be paid on such Loans pursuant to Section 2.3.(a).

     (c) In no event shall the amount of interest due or payable on the Loans exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is paid by the Company or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Company shall notify the Lender in writing that the Company elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Company not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Company under Applicable Law.

     (d) THE PARTIES HERETO HEREBY AGREE AND STIPULATE THAT THE ONLY CHARGE IMPOSED UPON THE COMPANY FOR THE USE OF MONEY IN CONNECTION WITH THIS AGREEMENT IS AND SHALL BE THE INTEREST DESCRIBED IN SECTION 2.3. THE PARTIES HERETO FURTHER AGREE AND STIPULATE THAT ALL OTHER CHARGES IMPOSED BY THE LENDER ON THE COMPANY IN CONNECTION WITH THIS AGREEMENT, INCLUDING ALL COMMITMENT FEES, FACILITY FEES, UNDERWRITING FEES, DEFAULT CHARGES, LATE CHARGES, ATTORNEYS' FEES AND REIMBURSEMENT FOR COSTS AND EXPENSES PAID BY THE LENDER TO THIRD PARTIES OR FOR DAMAGES INCURRED BY THE LENDER, ARE CHARGES MADE TO COMPENSATE THE LENDER FOR UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY THE LENDER IN CONNECTION WITH THIS AGREEMENT AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY PURSUANT TO OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 7-4-2 AND 7-4-18. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NONREFUNDABLE WHEN DUE.

2.4.  Voluntary Reductions of  Commitments

     The Company shall have the right to terminate or reduce the amount of the Revolving Commitment or the Swingline Commitment at any time or from time to time; provided that: (i) the Company shall give notice of each such termination or reduction as provided in Section 3.3., which notice when given shall be irrevocable; (ii) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof; and (iii) in no event shall any reduction reduce the amount of (x) the Revolving Commitment below an amount equal to the aggregate principal amount of all Loans then outstanding or (y) the Swingline Commitment below an amount equal to the aggregate principal amount of Swingline Loans then outstanding.

2.5.        Reductions of Commitments Irrevocable

     Each of the Revolving Commitment and Swingline Commitment once terminated or reduced may not be reinstated or increased.

2.6.        Continuation and Conversion of Revolving Loans

     (a) So long as no Default or Event of Default shall have occurred and be continuing, the Company may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan or portion. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Company's giving of a notice in the form of Exhibit F (a "Notice of Continuation") within the time prescribed by Section 3.3. Such notice by the Company of a Continuation shall specify (a) the effective date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. If the Company shall fail to select in a timely manner a new
Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding failure of the Company to comply with the immediately following subsection (b).

     (b) So long as no Default or Event of Default shall have occurred and be continuing, the Company may on any Business Day, upon the Company's giving of a notice in the form of Exhibit G (a "Notice of Conversion"), Convert all or a portion of a Revolving Loan of one Type into a Loan of another Type. In connection with any Conversion of a LIBOR Loan into a Base Rate Loan on a day other than the last day of an Interest Period for such LIBOR Loan the Company as a condition to such Conversion shall pay all amounts contemplated by Section 3.9. Each such Notice of Conversion shall be given within the time prescribed by
Section 3.3. Subject to the restrictions specified above, each Notice of Conversion shall specify (a) the requested date of such Conversion,
(b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the initial Interest Period of such Loan.

     (c) No more than four separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time.

2.7.  Minimum Amounts

     Except for Conversions or prepayments made pursuant to Section 3.8., (a) each borrowing of LIBOR Loans (including a Continuation of, or

Conversion into, LIBOR Loans) shall be in an amount at least equal to $1,000,000 and integral multiples of $500,000 in excess thereof,
(b) each borrowing of Base Rate Loans (including a Continuation of, or Conversion into, Base Rate Loans) that are not Swingline Loans shall be in an amount at least equal to $100,000 and integral multiples of $50,000 in excess thereof, and (c) each voluntary prepayment of Revolving Loans shall be in an amount at least equal to $100,000 and integral multiples of $50,000 in excess thereof (borrowings, prepayments or Conversions of Loans into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods, to be deemed separate borrowings, prepayments or Conversions for purposes of the foregoing, one for each Type or Interest Period). Borrowings, prepayments and repayments of Swingline Loans shall be in the amounts required under
Section 2.2.(b) and Section 2.11.(c).

2.8.  Fees

     (a) The Company shall pay to the Lender on or before the Closing Date a facility fee in the amount of $71,250.

     (b) The Company shall pay to the Lender a commitment fee on the daily average unused amount of the Revolving Commitment, for the period from and including the Closing Date to but not including the Termination Date at a per annum rate, computed in accordance with Section 3.2., equal to three-eighths of one percent (0.375%). Accrued commitment fees shall be payable on March 31, June 30, September 30 and December 31 of each year and on the earlier of the date the Revolving Commitment is terminated in full and the Termination Date. For purposes of this Section, borrowings of Swingline Loans shall be deemed to be a use of the Revolving Commitment.

     (c) All fees shall be fully earned and non-refundable upon receipt.

2.9.  Notes

     (a) The Revolving Loans made by the Lender shall be evidenced by a single promissory note to be executed by the Company in substantially the form of Exhibit H, dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Revolving Commitment as originally in effect and otherwise duly completed. As used herein, the term "Revolving Note" shall mean the promissory note provided for by this subsection.

     (b) The Swingline Loans made by the Lender shall be evidenced by a single promissory note to be executed by the Company in substantially the form of Exhibit I, dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed. As used herein, the term "Swingline Note" shall mean the promissory note provided for by this subsection.

     (c) The date and amount of each Loan made by the Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note evidencing such Loans held by it, endorsed by the Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under such Note. Any such recordations or endorsements made by the Lender on its books or the Notes shall be conclusive and binding on the Company absent manifest error.

2.10.  Optional Prepayments
     The Company shall have the right to prepay Loans in whole or in part at any time or from time to time, without premium or penalty, except that in connection with any prepayment of LIBOR Loans on a day other than the last day of the Interest Period applicable thereto (other than in the case of a prepayment of all outstanding Loans and the termination of the Revolving Commitment and the Swingline Commitment), the Company as a condition to such prepayment shall pay all amounts contemplated by Section 3.9. in connection with such prepayment.

2.11.  Mandatory Prepayments of Loans and Reduction of Commitments

     (a) Loans in Excess of Commitments. If at any time the aggregate amount of Revolving Loans outstanding shall exceed the Revolving Commitment in effect at such time, the Company shall, within one Business Day, prepay the Revolving Loans in such amounts as shall be necessary so that the aggregate principal amount of the Revolving Loans outstanding shall not exceed the Revolving Commitment. If at any time the aggregate amount of Swingline Loans outstanding shall exceed the Swingline Commitment in effect at such time, the Company shall, within one Business Day, prepay the Swingline Loans in such amounts as shall be necessary so that the aggregate principal amount of the Swingline Loans outstanding shall not exceed the Swingline Commitment. If at any time the aggregate amount of all Loans outstanding shall exceed the Revolving Commitment in effect at such time, the Company shall, within one Business Day, prepay the Loans in such amounts as shall be necessary so that the aggregate principal amount of all Loans outstanding shall not exceed the Revolving Commitment.

     (b) Dispositions. At the written request of the Lender, upon the receipt by the Company and the other Loan Parties of Net Proceeds in respect of all Dispositions after the date of this Agreement in an aggregate amount in excess of $10,000,000, the Revolving Commitment shall be automatically and permanently reduced by the amount by which such Net Proceeds exceeds $10,000,000 and the Company shall prepay the Loans in the amount, if any, required under the immediately preceding Subsection (a).

     (c) Sweep of Operating Account. At 5:00 p.m. of each Business Day, the Company shall repay a principal amount of Swingline Loans by an amount equal to the positive balance, if any, of available funds on deposit in the Operating Account as determined by the Lender at such time. The Company hereby authorizes the Lender to deduct such amount from the Operating Account without notice to the Company, and to apply such amount in repayment of the then outstanding principal balance of Swingline Loans. Neither the provisions of Section 2.7. nor 3.3. shall apply to repayments made pursuant to this subsection.

2.12.       Use of Proceeds

The Company may use the proceeds of Revolving Loans solely (a) for its own general corporate purposes; (b) to fund loans by the Company to its Subsidiaries; (c) to provide financing for Acquisitions and (d) for general corporate purposes of such Subsidiaries; provided, however, no more than $30,000,000 in the aggregate of Revolving Loans at any one time outstanding may be used to finance Acquisitions, refinancing of Indebtedness for money borrowed and repurchasing capital stock of the Company. The Company may only use the proceeds of Swingline Loans to cover payment of drafts drawn against the Operating Account as contemplated by Section 2.2.(b).

                  3.  PAYMENTS; COMPUTATIONS; TAXES; ETC.

3.1. Payments

     (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes and, except to the extent otherwise provided therein, all payments to be made by the Company under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at its Applicable Lending Office, not later than 12:00 noon Atlanta, Georgia time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     (b) The Company shall, at the time of making each payment under this Agreement or any Note, specify to the Lender the Loans or other Obligations to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Loans in such manner as it may determine to be appropriate).

     (c) If the due date of any payment under this Agreement or a Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

3.2.  Computations

     Interest on Loans and commitment fees shall be computed on the basis of a year of 360 days comprised of twelve thirty-day months for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

3.3.  Certain Notices

     Notwithstanding anything contained in Section 10.2. to the contrary, notices by the Company to the Lender of borrowings of Revolving Loans (which shall be in the form of Exhibit J, each a "Notice of Borrowing"), of optional terminations or reductions of the Revolving Commitment or the Swingline Commitment, optional prepayments of Loans, Notices of Conversion and Notices of Continuations shall be irrevocable and shall be effective only if received by the Lender in writing not later than 12:00 noon Atlanta, Georgia time on the number of Business Days prior to the date of the relevant optional termination, reduction, borrowing, Continuation, Conversion or prepayment specified below:


                                          Number of
                                         Business Days
         Notice                             Prior
         ------                          -------------
Borrowing of Base Rate Loans               Same Day
Borrowing of LIBOR Loans                       3
Notice of Conversion to a LIBOR Loan           3
Notice of Conversion to a Base Rate Loan       1
Notice of Continuation                         3
Termination or reduction of Revolving          2
Commitment or Swingline Commitment


Subject to Section 2.4., each such notice of optional termination or reduction of the Revolving Commitment or the Swingline Commitment shall specify the amount of the Revolving Commitment or the Swingline Commitment, as applicable, to be terminated or reduced. Each Notice of Borrowing or Conversion shall specify the Type of Loans to be borrowed or Converted and the amount of each Loan to be borrowed or Converted and the date thereof (which shall be a Business Day).

3.4.  Taxes

     (a) Any and all payments by the Company hereunder shall be paid (except to the extent required by law) free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding franchise taxes and taxes based on net income imposed on the Lender by the United States (or any political subdivision thereof) in which the Lender has its Applicable Lending Office (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable by the Company shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4.) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, and
(iii) the Company shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law.

     (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

     (c) The Company will indemnify the Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.4.) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within five Business Days after the date of receipt of a written demand therefor from the Lender.

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Company in respect of any payment to the Lender, the Company will furnish to the Lender, at its address referred to in
Section 10.2., the original or a certified copy of a receipt evidencing payment thereof.

     (e) If the Lender claims any additional amounts payable pursuant to this Section, the Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of the Lender, be otherwise disadvantageous to the Lender.

3.5.  Additional Costs

     (a) Events Entitling the Lender to Receive Compensation. The Company shall pay directly to the Lender from time to time such amounts as the Lender may determine in good faith to be necessary to compensate it for any costs which it determines are attributable to its making or maintaining any Loans or its obligation to make any Loans hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs") resulting from any Regulatory Change which:

     (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any Note or any of such Loans (other than taxes imposed on or measured by the overall net income of the Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which the Lender has its Applicable Lending Office);

     (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender, or any commitment of the Lender (including the Revolving Commitment or the Swingline Commitment), but only to the extent the Lender determines in good faith that such Additional Cost is not reflected in the Base Rate; or

     (iii) imposes any other condition affecting the interests of the Lender under this Agreement or any Note (or any of such extensions of credit or liabilities), the Revolving Commitment or the Swingline
Commitment.

     (b) Determination of Amount of Compensation. Without limiting the effect of the foregoing provisions of this Section 3.5. (but without duplication), the Company shall pay directly to the Lender from time to time on request such amounts as the Lender may determine to be necessary to compensate the Lender (or, without duplication, the bank holding company of which the Lender is a subsidiary) for any increased costs which it determines in good faith are attributable to the maintenance by the Lender (or any Applicable Lending Office or such bank holding company) of capital in respect of the Revolving Commitment or the

Swingline Commitment or Loans pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender (or any Applicable Lending Office or such bank holding company) to a level below that which the Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request. For purposes of this Section 3.5.(b), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

     (c) Notice of the Occurrence of an Event Entitling Lender to Compensation. The Lender shall notify the Company of any event occurring after the date of this Agreement that will entitle the Lender to compensation under Section 3.5.(a) or (b) as promptly as practicable and shall furnish to the Company a certificate setting forth the basis and amount of each request by the Lender for compensation, together with calculations in reasonable detail of such amount. Determinations and allocations by the Lender for purposes of this Section 3.5. of the effect of any Regulatory Change pursuant to Section 3.5.(a), of the effect of capital maintained pursuant to Section 3.5.(b) on its costs or rate of return of maintaining Loans or to make Loans or on amounts receivable by it in respect of Loans and of the amounts required to compensate the Lender under this Section, shall be made in a manner consistent with that applied by the Lender in similar contexts and shall be conclusive in the absence of manifest error.

3.6.  Limitation on Types of Loans

     Anything herein to the contrary notwithstanding, if on or prior to the determination of LIBOR for any Interest Period the Lender determines (which determination shall be conclusive) that:

          (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or
          (b) the relevant rates of interest referred to in the definition of LIBOR in this Agreement upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to the Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Lender shall give the Company notice thereof, and so long as such condition remains in effect, the Lender shall be under no obligation to make additional LIBOR Loans, to Continue LIBOR Loans or to Convert Base Rate Loans into LIBOR Loans, and the Company shall, on the last day(s) of the then-current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with Section 2.6.

3.7.  Illegality

     Notwithstanding any other provision of this Agreement, if it becomes unlawful for the Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Company thereof and the Lender's obligation to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such time as the Lender may again make and maintain LIBOR Loans.

3.8.  Treatment of Affected Loans

     If the obligation of the Lender to make, Continue or Convert Base Rate Loans into LIBOR Loans shall be suspended pursuant to either of the immediately preceding Sections, all outstanding LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the current Interest Period(s) for such LIBOR Loans (or, in the case of a Conversion required by Sections 3.6. or 3.7., on such earlier date as the Lender may specify to the Company) and, unless and until the Lender gives notice as provided below that the circumstances specified in Sections 3.6. or 3.7. which gave rise to such Conversion no longer exist:

(a) to the extent that any LIBOR Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such LIBOR Loans shall be applied instead to the Base Rate Loans; and

(b) all Loans which would otherwise be made or Continued as LIBOR Loans shall be made or Continued instead as Base Rate Loans and all Base Rate Loans which would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

     If the Lender gives notice to the Company that the circumstances specified in Sections 3.6. or 3.7. which gave rise to the Conversion of LIBOR Loans pursuant to this Section no longer exist at a time when LIBOR Loans are outstanding, the Lender's Base Rate Loans shall be automatically Converted, at the option of the Company.

3.9.  Compensation

     The Company shall pay the Lender such amount or amounts as shall be sufficient to compensate the Lender for any loss, cost, or expense which the Lender determines in good faith is attributable to: (a) any payment, prepayment or Conversion of a LIBOR Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to
Article 9.) on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Company for any reason, including without limitation, the failure of any of the conditions precedent specified in Article 4. to be satisfied, to borrow a LIBOR Loan from the

Lender on the date for such borrowing specified in the relevant Notice of Borrowing given pursuant to Section 2.2. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period (the "Remaining Period") from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then-current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over
(ii) the amount of interest which would otherwise have accrued on such principal amount during the Remaining Period at a rate per annum equal to the sum of (x) the Adjusted LIBO Rate determined as of the first day of the Remaining Period which would apply to a LIBOR Loan having a principal amount equal to or comparable to such principal amount and a term comparable to the Remaining Period (as determined in good faith by the Lender) plus (y) the Applicable Margin.

                              4.  CONDITIONS PRECEDENT

4.1  Initial Loans

The effectiveness of this Agreement and obligation of the Lender to make the initial Loans hereunder are subject to the following conditions:

      (a) Corporate Documents. The Lender shall have received the following documents, each certified as indicated below:

          (i) a copy of the charter, as amended, of the Company, certified as of a recent date by the Secretary of State of the jurisdiction of its formation, and a certificate as of a recent date from such Secretary of State as to the good standing of and charter documents filed by such Loan Party, listing each amendment thereto and showing that all franchise taxes have been paid; and

          (ii) a certificate of the secretary of each Loan Party, dated the Closing Date and certifying (A) that such Loan Party's by-laws have not been amended since the date of certification thereof under the Existing Credit Agreement, or if they have been amended, that attached thereto is a true and complete copy of such amendment,
     (B) that attached thereto is a true and complete copy of resolutions duly adopted by such Loan Party's board of directors authorizing the execution, delivery and performance of each of the Credit Documents to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) that such Loan Party's charter has not been amended since, in the case of the Company, the date of the certification thereto furnished pursuant to subsection (i) above and in the case of each other Loan Party, as of the date of certification thereof under the Existing Credit Agreement or if such charter has been amended, that attached thereto is a true and complete copy of such amendment.

     (b) Notes. The Lender shall have received the Revolving Note and the Swingline Note, duly completed and executed by the Company.

     (c) Insurance. The Lender shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by each Loan Party pursuant to the Credit Documents to which it is a party and Section 6.4. hereof, together with loss payable clauses as required by such Credit Documents. In addition, the Company shall have delivered a certificate of the chief financial officer of the Company stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

     (d) Historical Financial Statements. The Lender shall have received the following in form and substance satisfactory to the Lender:
(i) audited consolidated balance sheets and statements of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year ended December 29, 1996, and (ii) unaudited consolidated balance sheets and statements of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal quarter ending March 30, 1997 (collectively, the "Historical Financial Statements").

     (e) Fees, Expenses and Other Consideration. The Lender shall have received all amounts payable by the Company in respect of fees and expenses, including the fees required by Section 2.8.(a), and accrued and unpaid fees due under Section 2.8.(b) of the Existing Credit Agreement, and attorneys' fees, to the extent due and payable on or prior to the making of the initial Loans hereunder, and the Lender shall have received all other consideration due from the Company in connection therewith.

      (f) Guaranty. The Lender shall have received the Guaranty, duly executed and delivered by the Loan Parties (other than the Company, Bioscot and the FSC).

     (g) Security Agreement. The Lender shall have received the Security Agreement, duly executed and delivered by the Loan Parties (other than Bioscot and the FSC). In addition, each of such Loan Parties shall have delivered to the Lender duly executed copies of UCC financing statements and UCC amendment statements, and taken such other action, as the Lender shall have reasonably requested in order to perfect the security interests created pursuant to the Security Agreement.

     (h) Pledge Agreement. The Lender shall have received the Pledge Agreement duly executed by each Loan Party owning capital stock in any other Loan Party. In addition, the Lender shall have received each of the following: (i) all stock certificates representing all (or in the case of Bioscot and the FSC, 65%) of the issued and outstanding capital stock of each of such other Loan Parties and (ii) stock powers duly endorsed in blank relating to all such stock certificates.

     (i) Assignment of Acquisition Documents. The Lender shall have received the Assignment of Acquisition Documents duly executed by the Loan Parties.

     (j) Trademark Collateral Assignment and Security Agreement. The Lender shall have received an Amended and Restated Trademark Collateral Assignment and Security Agreement, duly executed and delivered by Serologicals Royalty Company in form acceptable to the Lender and the Company.

     (k) Opinions of Counsel. The Lender shall have received the opinion of (i) Shereff, Friedman, Hoffman & Goodman, LLP, counsel to Loan Parties, in form acceptable to the Lender and (ii) Glass, McCullough, Sherrill & Harrold, local counsel to Loan Parties, in form acceptable to the Lender.

     (l) Other Documents. The Lender shall have received such other documents as the Lender or counsel to the Lender may reasonably request in connection with this Agreement.

4.2  Initial and Subsequent Extensions of Credit

     The obligation of the Lender to make any Loan hereunder (including the initial Loans) is subject to the further condition precedent that, both immediately prior to the making of such Loan and also after giving effect thereto:

     (a) no Default or Event of Default shall have occurred and be continuing;

     (b) the representations and warranties made or deemed made by the Company in Article 5. and by the Company and the other Loan Parties in each of the other Credit Documents shall be true, complete and correct in all material respects on and as of the date of the making of such extension of credit with the same force and effect as if made on and as of such date (or, in the case of any such representation and warranty made only as of a particular date, as of such particular date);

     (c) no change that is material and adverse shall have occurred in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its Subsidiaries taken as a whole since the date of the audited financial statements of the Company most recently delivered to the Lender under Section 4.1.(d) or 6.1.(a), as applicable; and

     (d) in the case of a Revolving Loan, the Lender shall have timely received a duly executed Notice of Borrowing.

     Each Notice of Borrowing hereunder (and the making of any Swingline
Loan) shall constitute a certification by the Company to the effect set forth in subsections (a) and (c) above (both as of the date of such notice and as of the date of such extension of credit).

4.3.  Conditions to Significant Acquisitions

     The right of the Company to consummate a Significant Acquisition of a Seller without violating Section 7.1., and the obligation of the Lender to make any Revolving Loan hereunder, the proceeds of which will be used to finance such Acquisition, are subject to the satisfaction of the following conditions:

     (a) Historical Financial Statements. The Lender shall have received not less than 10 Business Days prior to the date (the "Acquisition Date"01/21/98) such Revolving Loan is to be made or such Acquisition is to be consummated, the following in form and substance satisfactory to the Lender: (i) an audited (or unaudited if audited statements are not available) balance sheet, statement of operations and statement of cash flows for such Seller for the two fiscal years most recently ended and (ii) if then available, an unaudited balance sheet, statement of operations and statement of cash flows for such Seller for the fiscal quarter most recently ending prior to the Acquisition Date (collectively, the "Acquisition Historical Financial Statements").

     (b) Pro Forma Financial Statements. The Lender shall have received not less than 10 Business Days prior to the Acquisition Date, the following in form and substance satisfactory to the Lender: (i) a pro forma balance sheet, statement of operations and statement of cash flows for such Seller, the Company and its Consolidated Subsidiaries prepared on a combined basis for the two fiscal years most recently ended and (ii) if then available, a pro forma balance sheet, statement of operations and statement of cash flows for such Seller, the Company and its Consolidated Subsidiaries prepared on a combined basis for the fiscal quarter most recently ending prior to the Acquisition Date (collectively, the "Acquisition Pro Forma Financial Statements").

     (c) Confirmation of Covenant Compliance. The Lender shall have received not less than 10 Business Days prior to the Acquisition Date, a certificate from the Company in form and substance satisfactory to the Lender, setting forth the calculations of the Company establishing compliance with the covenants contained in this Agreement, including without limitation, those contained in Article 8., (i) immediately after giving effect to such Acquisition and (ii) on a combined basis with the Seller as of the end of the fiscal year most recently ended.

     (d) Description of Transaction. The Lender shall have received not less than 10 Business Days prior to the Acquisition Date, (x) a written description of the Acquisition in detail reasonably satisfactory to the Lender, such description to include a description of (i) the purchase price of such Acquisition, (ii) the method and structure of payment thereof and (iii) the Seller and (y) the current draft of the Purchase Agreement.

     (e) Corporate Documents. If such Acquisition involves any New Subsidiaries, the Lender shall have received the following documents, each certified as indicated below:

          (i) a copy of the charter of each such New Subsidiary, certified as of a recent date by the Secretary of State of the jurisdiction of its formation, and a certificate as of a recent date from such Secretary of State as to the good standing of and charter documents filed by such New Subsidiary, listing each amendment thereto and showing that all franchise taxes have been paid, or other evidence satisfactory to the Lender that such New Subsidiary is in good standing in such jurisdiction;

          (ii) a certificate as of a recent date from the Secretary of State of each state in which each such New Subsidiary is required to qualify to do business as a foreign corporation to the effect that such New Subsidiary is so qualified, or, if unavailable, evidence satisfactory to the Lender that each such New Subsidiary has taken appropriate steps to so qualify; and

          (iii) a certificate of the secretary or assistant of each such New Subsidiary, dated the Acquisition Date and certifying (A) that attached thereto is a true and complete copy of such New Subsidiary's by-laws as in effect on the date of such certificate,
     (B) that attached thereto is a true and complete copy of resolutions duly adopted by such New Subsidiary's board of directors authorizing the execution, delivery and performance of each of the Credit Documents to which such New Subsidiary is or is to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that such New Subsidiary's charter has not been amended since the date of the certification thereto furnished pursuant to subsection (i) above, and (D) as to the incumbency and specimen signature of each of such New Subsidiary's officers executing each of such Credit Documents (and the Lender may conclusively rely on such certificate until the Lender receives notice in writing from such New Subsidiary, to the contrary).

     (f) Acquisition. On the Acquisition Date: (i) the applicable Purchase Agreement shall be in full force and effect; (ii) none of the parties to such Purchase Agreement shall have failed to perform any material obligation or covenant required by such Purchase Agreement to be performed or complied with by it on or before the Acquisition Date; and (iii) if proceeds of a Loan are being used to finance in whole or in part such Acquisition, the Lender shall have received a certificate from the Company's chief executive or chief financial officer to the effect set forth in the immediately preceding clauses (i) and (ii).

     (g) Acquisition Documents. The Lender shall have received fully executed copies of all of the Acquisition Documents and all amendments, waivers and consents relating thereto.

     (h) Lien Searches. The Lender shall have received favorable UCC, tax, judgment and lien search reports in form and substance satisfactory to the Lender with respect to the Seller and each New Subsidiary in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior liens on any of the Collateral other than Permitted Liens or Liens to be released prior to or at the time of the consummation of such Significant Acquisition.

     (i) Accession Agreement. If such Acquisition involves any New Subsidiary, the Lender shall have received an Accession Agreement duly executed by such New Subsidiary, which Accession Agreement shall, in addition to making such New Subsidiary a party to the Guaranty and the Security Agreement, make such New Subsidiary a party to (A) the Pledge Agreement, if such New Subsidiary owns any issued and outstanding capital stock of any other Loan Party and (B) the Assignment of Acquisition Documents, if such New Subsidiary has any rights under the Purchase Agreement or other Acquisition Documents being executed in connection with such Acquisition.

     (j) Acknowledgment to Assignment of Acquisition Documents. The Borrower shall use its best efforts to deliver to the Lender an acknowledgment with respect to the Assignment of Acquisition Documents from the Sellers under the applicable Acquisition Documents, in the form attached thereto.

     (k) Financing Statements. Each such New Subsidiary shall have delivered to the Lender duly executed UCC financing statements, and taken such other action, as the Lender shall have reasonably requested in order to perfect the security interest granted by each such New Subsidiary pursuant to the Security Agreement.

     (l) Pledge of Stock. The Lender shall have received from each Loan Party owning any issued and outstanding capital stock of each such New Subsidiary, either an amendment (in form and substance satisfactory to the Lender) to the Pledge Agreement subjecting to the Lien thereof such capital stock or if any such Loan Party is not yet a party to the Pledge Agreement, an Accession Agreement executed by such Loan Party making such Loan Party a party to the Pledge Agreement. In addition, the Lender shall have received each of the following: (i) all stock certificates representing all of such capital stock, and (ii) stock powers duly endorsed in blank by the applicable Loan Parties relating to all such stock certificates.

     (m) Opinions of Counsel. The Lender shall have received an opinion counsel to the Loan Parties regarding (i) the due organization of each such New Subsidiary; (ii) the corporate authority of any New Subsidiary or other Loan Party delivering a Credit Document pursuant to this Section; (iii) the execution, delivery and enforceability of such Credit Documents; (iv) noncontravention of Applicable Law (other than applicable health care laws, regulations and rules) by such Acquisition or by the execution, delivery and performance by such New Subsidiary and such Loan Parties of such Credit Documents; (v) validity and perfection of any security interests granted under any Security Document delivered under this Section and (vi) such other matters as the Lender or its counsel may reasonably request.

     (n) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request. The conditions contained in the immediately preceding subsections (e) and (g) through (n) must be satisfied no later than 60 days following the Acquisition Date.

4.4.  Conditions to Non-Significant Acquisitions

     Within 60 days (or such earlier date as may be provided below) after the date of consummation of an Acquisition that is not a Significant Acquisition, the Company shall deliver to the Lender, each of the following in form and substance satisfactory to the Lender:

     (a) Historical Financial Statements. The Lender shall have received not less than 3 Business Days prior to the Acquisition Date, the following Acquisition Historical Financial Statements in form and substance satisfactory to the Lender: (i) an audited (or unaudited if audited statements are not available) balance sheet, statement of operations and statement of cash flows for such Seller for the fiscal year most recently ended and (ii) if then available, an unaudited balance sheet, statement of operations and statement of cash flows for such Seller for the fiscal quarter most recently ending prior to the Acquisition Date.

     (b) Pro Forma Financial Statements. The Lender shall have received not less than 3 Business Days prior to the Acquisition Date, the following Acquisition Pro Forma Financial Statements in form and substance satisfactory to the Lender: (i) a pro forma balance sheet, statement of operations and statement of cash flows for such Seller, the Company and its Consolidated Subsidiaries prepared on a combined basis for the fiscal year most recently ended and (ii) if then available, a pro forma balance sheet, statement of operations and statement of cash flows for such Seller, the Company and its Consolidated Subsidiaries prepared on a combined basis for the fiscal quarter most recently ending prior to the Acquisition Date.

     (c) Confirmation of Covenant Compliance. The Lender shall have received not less than 3 Business Days prior to the Acquisition Date, a certificate from the Company in form and substance satisfactory to the Lender, setting forth the calculations of the Company establishing compliance with the covenants contained in this Agreement, including without limitation, those contained in Article 8., (i) immediately after giving effect to such Acquisition and (ii) on a combined basis with the Seller as of the end of the fiscal year most recently ended.

     (d) Corporate Documents. If such Acquisition involved any New Subsidiaries, a copy of the charter of each such New Subsidiary, certified as of a recent date by the Secretary of State of the jurisdiction of its formation, and a certificate as of a recent date from such Secretary of State as to the good standing of and charter documents filed by such New Subsidiary, listing each amendment thereto and showing that all franchise taxes have been paid;

     (e) Lien Searches. The Lender shall have received from the Borrower copies of all UCC, tax, judgment and lien search reports, if any, undertaken by the Borrower with respect to the Seller and each New Subsidiary.

     (f) Accession Agreement. If such Acquisition involves any New Subsidiary, the Lender shall have received an Accession Agreement duly executed by such New Subsidiary, which Accession Agreement shall, in addition to making such New Subsidiary a party to the Guaranty and the Security Agreement, make such New Subsidiary a party to the Pledge Agreement, if such New Subsidiary owns any issued and outstanding capital stock of any other Loan Party.

     (g) Financing Statements. Each such New Subsidiary shall have delivered to the Lender duly executed copies of UCC financing statements, and taken such other action, as the Lender shall have reasonably requested in order to perfect the security interest granted by each such New Subsidiary pursuant to the Security Agreement.

     (h) Pledge of Stock. The Lender shall have received from each Loan Party owning any issued and outstanding capital stock of each such New Subsidiary, either an amendment (in form and substance satisfactory to the Lender) to the Pledge Agreement subjecting to the Lien thereof such capital stock or if any such Loan Party is not yet a party to the Pledge Agreement, an Accession Agreement executed by such Loan Party making such Loan Party a party to the Pledge Agreement. In addition, the Lender shall have received each of the following: (i) all stock certificates representing all of such capital stock, and (ii) stock powers duly endorsed in blank by the applicable Loan Parties relating to all such stock certificates.

                    5.  REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lender that the following statements are, and after giving effect to the Transactions, will be, true and correct:

5.1.  Corporate Existence

     Each of the Company and the other Loan Parties (a) is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted and to consummate the Transactions; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect, all of which such jurisdictions are set forth on
Schedule 5.1.

5.2.  Authorization; No Conflict

     The execution, delivery and performance by the Company and the other Loan Parties of each of the Credit Documents and the Acquisition Documents to which any is a party and the consummation of the Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action on the part of the Company and each such Loan Party and (b) will not (i) to the Company's actual knowledge, violate any provision of Applicable Law, or any order of any Governmental Authority, (ii) violate any provision of the certificate of incorporation or by-laws of the Company or any other Loan Party, (iii) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or an event of default under any Material Contract to which the Company or any other Loan Party is a party or by which the Company or any other Loan Party or any of its property is or may be bound, or (iv) result in the creation or imposition of any Lien upon any property or assets of the Company or any other Loan Party (except pursuant to the Security Documents).

5.3.  Enforceability

     This Agreement, each other Credit Document, and each Acquisition Document have been duly executed and delivered by the Company and each of the other Loan Parties (to the extent it is a party thereto) and constitute the legal, valid and binding obligations of the Company and the other Loan Parties enforceable against the Company and the other Loan Parties in accordance with their respective terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting generally the enforcement of creditors' rights and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (b) that obligations of a Loan Party resulting solely from being jointly and severally liable under a Credit Document for the obligations (the "Primary Obligations") of another Loan Party primarily responsible for the performance of such Primary Obligations may not be enforceable; provided, however, the lack of such enforceability does not (i) limit in any way the enforcability of any of the Primary Obligations and (ii) does not make the principal remedies afforded by such Credit Document inadequate for the practical realization of the principal rights, benefits or security provided thereby.

5.4.  Approvals

     To the Company's actual knowledge, no authorizations, approvals or consents of, no filings or registrations with, and notices to any Governmental Authority are necessary for the execution, delivery or performance by the Company and the other Loan Parties of the Credit Documents, and the Acquisition Documents to which any of them is a party or for the validity or enforceability thereof, except for (a) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) such authorizations, approvals, consents, filings, registrations or notices as shall have been obtained.

5.5.  Financial Condition

     (a) The Historical Financial Statements are materially complete and correct and fairly present the financial condition and results of operations of the Company and its Consolidated Subsidiaries as of and for the periods covered thereby. There has been no material adverse change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its Subsidiaries taken as a whole since the date of the audited financial statements of the Company most recently delivered to the Lender under Section 4.1.(d) or 6.1.(a), as applicable.

     (b) Except as set forth on Schedule 5.6. or in the financial statements most recently delivered to the Lender under Section 6.1.(a) or (b), to the Company's actual knowledge the Company and its Subsidiaries have no liabilities, contingent or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     (c) To the Company's actual knowledge (i) the Acquisition Historical Financial Statements of the Seller fairly present the financial condition and results of operations of the Seller as of and for the periods covered thereby; (ii) the Acquisition Pro Forma Financial Statements of the Seller, the Company and its Consolidated Subsidiaries fairly present the combined financial condition and results of operations of the Seller, the Company and its Consolidated Subsidiaries as of and for the periods covered thereby and (iii) there has been no material adverse change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Seller since the end of such Seller's immediately preceding fiscal year.

5.6.  Litigation

     Except as set forth on Schedule 5.6. or in any written notice delivered by the Company pursuant to Section 6.1.(g)(D) or Section 6.2., there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the Company's actual knowledge, threatened against the Company or any other Loan Party or their respective business, property or rights (i) which involve any

Credit Document, any Acquisition Document or any Transaction or (ii) which, if adversely determined could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There exists no judgment, order, injunction or other restraint issued or filed which is material to the Company or any other Loan Party, or any of their respective businesses, properties or rights, or which prohibits or adversely affects any of the Transactions.

5.7.  Federal Reserve Regulations

     Neither the Company nor any of the other Loan Parties is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, will be used (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations G, T, U or X. As used herein, the term "Margin Stock" shall mean margin stock within the meaning of Regulations G, T, U and X.

5.8.  ERISA

     (a) Neither the Company nor any other Loan Party maintains or contributes to any Employee Benefit Plan or Multiemployer Plan other than those identified on Schedule 5.8. and those of which the Company has given written notice to the Lender after the date of this Agreement.

     (b) The Company and each other Loan Party are in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code. The actuarial present value of all accumulated benefit obligations under each Plan, as disclosed in the most recent actuarial report with respect to such Plan, does not exceed the fair market value of the assets of such Plan. No material liability has been incurred by the Company or any other Loan Party or any of their ERISA Affiliates which remains unsatisfied for any taxes, penalties or other amount (other than contributions in the ordinary course) with respect to any Employee Benefit Plan or any Multiemployer Plan, and to the Company's actual knowledge no such material liability is expected to be incurred.

     (c) Neither the Company nor any other Loan Party has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) failed to make a required installment or other required payment under Section 412 of the Code, which, in the case of any of the immediately preceding clauses (i) through (iv), could reasonably be expected to have a

Material Adverse Effect.

     (d) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan or Multiemployer Plan maintained or contributed to by the Company or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

     (e) Except as set forth on Schedule 5.6. or in any written notice delivered by the Company pursuant to Section 6.2., no proceeding, claim, lawsuit and/or investigation is existing or, to the Company's actual knowledge, threatened concerning or involving any Employee Benefit Plan or Multiemployer Plan maintained or contributed to by the Company or any other Loan Party which, if adversely determined could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.9.  Taxes

     Each of the Company and the other Loan Parties has filed all federal income tax returns and all other tax returns and reports,

domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees and other governmental charges shown to be due and payable by it on such returns or reports, in each case, the failure of which to file or pay could reasonably be expected to have a Material Adverse Effect. All such returns are true and correct in all material respects. Each of the Company and the other Loan Parties has paid or, in the case of taxes which are not yet due and payable or are being contested in good faith, has provided adequate reserves for the payment of, all federal, state and foreign taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof, the failure of which taxes to pay could reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

5.10.  Investment Company Act

     Neither the Company nor any other Loan Party is an "investment company" nor a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

5.11.  Public Utility Holding Company Act

     Neither the Company nor any other Loan Party is a "holding company" nor an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.12.  Material Agreements

     Other than this Agreement, the other Credit Documents, the Acquisition Documents and except as set forth on Schedule 5.12. or in any written notice delivered by the Company to the Lender after the date of this Agreement, neither the Company nor any other Loan Party is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13.  Environmental and Safety Matters

     Except as set forth on Schedule 5.13. or in any written notice delivered by the Company pursuant to Section 6.1.(g), and except for such of the following as, individually or in the aggregate, would not result in liability to the Company or any other Loan Party in an amount in excess of $1,000,000:

     (a) The Company and each of the other Loan Parties have obtained all permits, licenses and other authorizations which are required under Environmental and Safety Laws (collectively "Permits"), all of which are listed on Schedule 5.13. hereto.

     (b) The Company and each of the other Loan Parties have complied and are in compliance with the terms and conditions of all Permits and with all Environmental and Safety Laws.

     (c)  With respect to the Company and each of the other Loan
Parties, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation is pending or, to the Company's actual knowledge, threatened by any Person with respect to any alleged failure to obtain any Permits or any violation of any Environmental and Safety Laws, or with respect to the generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release or threatened Release, of any Hazardous Materials.

     (d) No property or facility now or previously owned or operated by the Company or any of the other Loan Parties has been, to the actual knowledge of the Company, or is presently operated by the Company or any of the other Loan Parties in a manner which requires permitting as a hazardous waste treatment, storage or disposal facility for purposes of RCRA or any analogous state law.

     (e) None of the following is (i) present at any property or facility now owned or operated by the Company or any of the other Loan Parties or (ii) to the Company's actual knowledge, present at any property or facility previously owned or operated by the Company or any of its Subsidiaries: (A) polychlorinated biphenyls contained in electrical or other equipment; (B) asbestos-containing insulation or building material; or (C) active or inactive underground storage tanks.

     (f) No Hazardous Materials have been released by the Company or any of the other Loan Parties into the environment at or from any property or facility now or previously owned or operated by the Company or any of the other Loan Parties so as to give rise to any present or future liability or obligation under any Environmental and Safety Laws.

     (g) Neither the Company nor any of the other Loan Parties have transported or, to the Company's actual knowledge, arranged for the transportation of any Hazardous Material to any location which is on the CERCLA National Priorities List (or proposed for such listing), the CERCLIS list or any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries under any Environmental and Safety Laws.

     (h) No oral or written notification of a Release of a Hazardous Material has been made by or on behalf of the Company or any of the other Loan Parties and no property or facility now owned or operated by the Company or any of the other Loan Parties is on the CERCLA National Priorities List (or proposed for such listing), the CERCLIS list or any similar state list. To the Company's actual knowledge, no property or facility previously owned or operated by the Company or any of its Subsidiaries is on the CERCLA National Priorities List (or proposed for such listing), the CERCLIS list or any similar state list.

     (i) No Liens have arisen under or pursuant to any Environmental and Safety Laws on any property or facility now owned or operated by the Company or any of the other Loan Parties, and no governmental actions have been taken or, to the Company's actual knowledge, are in process which could subject any such property or facility to such Liens. To the Company's actual knowledge, no Liens have arisen under or pursuant to any Environmental and Safety Laws on any property or facility previously owned or operated by the Company or any of the other Loan Parties, and no governmental actions have been taken or are in process which could subject any such property or facility to such Liens. Neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials in any deed to any such property or facility.

     (j) To the Company's actual knowledge, there have been no environmental investigations, studies, audits, tests, reviews or other analyses of any property or facility now or previously owned or operated by the Company or any of the other Loan Parties which have not been provided to the Lender.

     (k) To the Company's actual knowledge, neither the Company nor any of the other Loan Parties have assumed, succeeded to or otherwise become liable (contingently or otherwise) for the obligations of any other Person pursuant to Environmental and Safety Laws, whether by contract, by operation of law or otherwise.

     (l) To the Company's actual knowledge, without limiting the generality of the foregoing, there are no other facts, events or conditions relating to the past or present operations, properties or facilities of the Company or any of the other Loan Parties which may give rise to any liability under any Environmental and Safety Laws.

     To the extent any of the foregoing representations in this Section 5.13. relate to a property or facility acquired pursuant to a Purchase Agreement, such representations are based only on the actual knowledge of the Company.

5.14.  Subsidiaries

     Except as set forth on Schedule 5.16. or in any written notice delivered by the Company pursuant to Section 6.1.(q), the Company has no Subsidiaries, and except as set forth on such Schedule, all other Loan Parties are Wholly-Owned Subsidiaries of the Company. The aggregate book value of the assets of the FSC does not exceed 5.0% of the book value of the total consolidated assets of the Company and its Subsidiaries.

5.15.  Compliance with Law

     The Company and each of the other Loan Parties are in compliance with all Applicable Laws of, and all applicable restrictions imposed by, all Governmental

Authorities in respect of the conduct of their respective business and the ownership of their respective property (including Applicable Laws relating to environmental standards and controls), except such noncompliance as could not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries has all Regulatory Permits that are required by its customers for the operation of each of the Donor Centers as such Donor Centers are currently or anticipated to be operated except for Regulatory Permits the failure of which to have could not reasonably be expected to have a Material Adverse Effect.

5.16.  Capitalization

     As of the date of this Agreement, Schedule 5.16. correctly sets forth the corporate structure and ownership interests of each of the Loan Parties (other than the Company), including the correct legal name of each such Loan Parties, and the shareholders or other Persons holding equity interests in the such Loan Parties and their percentage equity or voting interest. Except as set forth on Schedule 5.16. or in any written notice delivered by the Company to the Lender, there are no outstanding securities convertible into or exchangeable for any capital stock (collectively, "capital stock equivalents") of any Loan Party (excluding the Company) or any outstanding subscriptions, options, warrants, calls, rights (including without limitation, preemptive rights) or other agreements or commitments of any nature relating to or exercisable for capital stock or capital stock equivalents of any Loan Party (excluding the Company).

5.17.  Title to Properties

     Except as set forth on Schedule 5.17. or in any written notice delivered by the Company to the Lender after the date of this Agreement, each of the Company and the other Loan Parties have good, indefeasible and insurable title to, or valid leasehold interests in, all its real properties and good title to its other assets, free and clear of all Liens other than Permitted Liens.

5.18.  Conduct of Business.

     The Company and its Subsidiaries are engaged in the business of providing therapeutic and diagnostic biologic-based products and related healthcare services.

5.19.  Representations and Warranties in Acquisition Documents

     Each representation and warranty made or deemed made by the Company or any other Loan Party in any of the other Credit Documents and any Acquisition Documents are hereby deemed made to and for the benefit of the Lender as if the same were set forth herein in full.

5.20.  Performance of Contracts, Etc.

     Neither the Company nor any of the other Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract, agreement, indenture, mortgage, lease or other binding understanding or arrangement of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, that could reasonably be expected to have a Material Adverse Effect.

5.21.  Disclosure

No representation or warranty of the Company or any other Loan Party made or deemed made in this Agreement, any other Credit Document, any Acquisition Document, the financial statements referred to in Section 4.1.(d), 4.3.(a) and (b) or 4.4.(a) and (b), or any other document, certificate or written statement furnished to the Lender by or on behalf of any such Person for use in connection with any of the Transactions, contained, as of the date made or deemed made or as of the date thereof, any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to the Company that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby.

5.22.  Representations Regarding Acquisitions

To the extent any representation or warranty contained in this Article 5. relates to an Acquisition and the Transactions relating thereto, such representation or warranty shall be deemed made only on and as of the (a) the date such Acquisition has been consummated and (b) the date of the making of the Revolving Loan any of the proceeds of which are used in whole or in part to finance such Acquisition.

                            6.  AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, so long as the Credit Facility is in effect or the principal or interest on any Loan or any Obligation shall remain unpaid, the Company will, and (as applicable) will cause each of the other Loan Parties to:

6.1.  Financial Statements and Other Information

     Deliver to the Lender:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, audited consolidated statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year and the related audited consolidated balance sheet as of the end of such fiscal year, and accompanied by (i) an unqualified report of the Company's independent auditors (who shall be of nationally recognized standing), stating that such financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP and
(ii) if requested by the Lender, a schedule prepared by such auditors setting forth the unaudited consolidating statements of income, retained earnings and cash flow of the Company, Serologicals, Bioscot and Seramed for such fiscal year and the related unaudited consolidating balance sheet as of the end of such fiscal year of such Loan Parties;

     (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Company (other than the fourth fiscal quarter of any fiscal year), consolidated and separate statements of income, retained earnings (if requested by the Lender) and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and the related consolidated and consolidating balance sheets as of the end of such fiscal quarter, and accompanied by a certificate of the chief financial officer of the Company, which certificate shall state that such consolidated and separate financial statements fairly present the consolidated and separate financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP (subject to normal year-end adjustments and absence of full footnote disclosures);

     (c) simultaneously with the delivery of the financial statements pursuant to Section 6.1.(a) or (b), a certificate of the chief financial officer of the Company substantially in the form of Exhibit K (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company (or such other Person, as appropriate) has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 7.3. and 7.4. and each of the Sections of Article 8., in each case as of the end of the fiscal period for which such financial statements are delivered;

     (d) as soon as possible, and in any event within thirty days after the Company or any other Loan Party knows or has reason to know that any of the events or conditions specified below have occurred or exist, a statement signed by the chief financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company, any other Loan Party or its ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Company or any other Loan Party or any of its ERISA Affiliates as of such date with respect to such event or condition):

          (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan of the Company or any other Loan Party or any of its ERISA Affiliates, as to which the PBGC has not by regulation waived the requirement of Section 4043 (a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

          (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan of the Company or any other Loan Party or any of its ERISA Affiliates or the termination of any such Plan;

          (iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan of the Company or any other Loan Party or any of its ERISA Affiliates, or the receipt by the Company or any other Loan Party or any of its ERISA Affiliates of a notice from a Multiemployer Plan of the Company or any other Loan Party or any of its ERISA Affiliates that such action has been taken by the PBGC with respect to such Multiemployer Plan;

          (iv) the complete or partial withdrawal by the Company or any other Loan Party or any of its ERISA Affiliates under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Company or any other Loan Party or any such ERISA Affiliate of notice from such a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, which in any such case could reasonably be expected to result in the imposition of withdrawal liability upon the Company or any other Loan Party or any of its ERISA Affiliates;

          (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any other Loan Party or any of its ERISA Affiliates to enforce Section515 of ERISA, which proceeding is not dismissed within 30 days; and

          (vi) the fair market value of the assets of any Plan does not equal or exceed the accumulated benefit obligations with respect to such Plan, as disclosed on the most recent actuarial report with respect to such Plan.

     (e) promptly after any Default or Event of Default has occurred, a notice of such Default or Event of Default describing the same in reasonable detail together with a description of the action that the Company (or such other appropriate party, as the case may be) has taken and proposes to take with respect thereto;

     (f) promptly after receipt of written request from the Lender, such other information regarding the business, affairs or financial condition of the Company or any other Loan Party as the Lender may reasonably request;

     (g) as soon as possible, and in any event within three Business Days after the Company or any other Loan Party receives notice or otherwise has actual knowledge that any of the following events have occurred or exist, a statement signed by the chief financial officer of the Company setting forth details regarding such event or condition and no later than ten Business Days after the Company or any other Loan Party receives such notice or otherwise obtains such actual knowledge, a statement signed by such chief financial officer setting forth the details regarding the action, if any, which the Company or such other Loan Party proposes to take with respect thereto (along with all relevant documentation): (A) any violation by the Company or any other Loan Party of any Environmental and Safety Laws which could reasonably be expected to have a Material Adverse Effect; (B) any request for information or notice of potential responsibility under Environmental and Safety Laws with respect to cleanup of any property or facility of the Company or any other Loan Party or any offsite location which could reasonably be expected to have a Material Adverse Effect; (C) the imposition of any Lien on any assets of the Company or any other Loan Party under Environmental and Safety Laws; (D) the commencement of any litigation, enforcement action or investigation with respect to the Company or any other Loan Party under Environmental and Safety Laws which if determined adversely to the Company or such other Loan Party, could reasonably be expected to have a Material Adverse Effect; or (E) any Release or threatened Release of any Hazardous Material at or from any property or facility of the Company or any other Loan Party which could reasonably be expected to have a Material Advserse Effect;

     (h) promptly upon the Lender's request, copies of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents), proxy statements and all other periodic reports, which the Company or any other Loan Party shall have provided to its stockholders or filed with the Securities and Exchange Commission (or any governmental agency substituted therefor), any national securities exchange or the National Association of Securities Dealers, Inc.;

     (i)  promptly upon the Lender's request, a copy of each report of any

Person (including ABRA) or Governmental Authority with respect to the condition of any Donor Center citing any material adverse condition or deficiency at such Donor Center;

     (j) promptly upon the Lender's request each annual inspection report of the FDA with respect to any Loan Party's Donor Centers;

     (k) promptly upon receipt thereof, copies of all notices given or received by the Company or any other Loan Party with respect to noncompliance with any term or condition related to any Subordinated Debt;

     (l) promptly upon receipt thereof, copies of any notification or other communication with respect to the Company's or any other Loan Party's rights or obligations under any of the Acquisition Documents relating to any Significant Acquisition and, promptly upon discovery thereof, notice and a written description of all claims or potential claims for indemnification under any such Acquisition Documents;

     (m) prompt notice of the terms of any proposed amendment to, or modification or waiver of any of the material terms of any of the Acquisition Documents relating to any Significant Acquisition;

     (n) promptly upon the approval thereof by the Board of Directors of the Company, capital and operating expense budgets, projections of sources and applications of funds and profit and loss projections for the Company (and each of its Consolidated Subsidiaries) on a consolidated basis for each month of the next succeeding fiscal year, all itemized in reasonable detail and prepared by the Company. Any material revisions made in such budgets or projects shall be furnished promptly to the Lender;

     (o) promptly upon the Lender's request, a production report for the Company and its Subsidiaries in form and detail reasonably acceptable to the Lender, setting forth for the month ending immediately prior to such request, among other things (i) the number of donors at each Donor Center during such month, (ii) the number of new donors at such center during such month and
(iii) the number of liters of plasma produced at such center during such month;

     (p) at least two Business Days prior to the occurrence thereof, written notice of any Disposition resulting in Net Proceeds in excess of $5,000,000; and

     (q) Subject to the notification provisions of Section 4.3. or 4.4., prompt notice of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary and the nature of the assets and liabilities thereof.

6.2.  Litigation

Promptly (and in any event within three Business Days of receipt) give to the Lender notice of the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding affecting the Company or any of the other Loan Parties, whether at law or in equity by or before any Governmental Authority which if adversely determined could reasonably be expected to result in liability to the Company or any of the other Loan Parties in an amount equal to or exceeding $2,000,000.00 (including the amount of any deductible paid or required to be paid by the Company or any other Loan Party under the terms of its insurance policies, but net of any amounts acknowledged in writing by the applicable insurer(s) to be fully covered by insurance) or would otherwise have a Material Adverse Effect, and of any adverse development in respect of such legal or other proceedings.

6.3.  Corporate Existence, Etc.

     Except as not prohibited by this Agreement: preserve and maintain its corporate existence, and all of its material rights, privileges and franchises, including without limitation, obtaining and maintaining all necessary FDA approvals and QPP certification for all of its Donor Centers; comply in all material respects with the requirements of all Applicable Laws, rules, regulations and orders of all Governmental Authorities; maintain all of its material properties used in its business in sufficient working order and condition so as to permit such Loan Party to conduct its business; and preserve and enforce its rights (including rights to indemnification) under any Material Contracts, except where the failure to do so would not have a Material Adverse Effect in the reasonable judgment of the Lender.

6.4.  Insurance

     Keep insured by financially sound and reputable insurers all property of a character usually insured by entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such businesses and carry such other insurance as is usually carried by such businesses. Without limiting the obligations of the Company and the other Loan Parties under the foregoing provisions of this Section, in the event the Company or any of the other Loan Parties shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section or any of the other Credit Documents, then the Lender may upon notice to the Company or such other Loan Party, but shall have no obligation to, procure insurance covering the interests of the Lender in such amounts and against such risks as the Lender shall deem appropriate, and the Company shall reimburse the Lender in respect of any premiums paid by the Lender as provided in Section 10.3.(c).

6.5.  Obligations and Taxes

     Pay its Indebtedness and other obligations in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, and in any event before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof which could reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings which effectively stay the execution of any such Lien and the Company shall (or shall cause the applicable Loan Party to) set aside on its books adequate reserves in accordance with GAAP with respect thereto.

6.6.  Maintaining Records; Access to Properties and Inspections

     Maintain all financial records in accordance with GAAP and permit any representatives designated by the Lender upon reasonable notice to visit and inspect the properties of the Company or any of the other Loan Parties and to inspect their financial and business records and make extracts therefrom and copies thereof, all at reasonable times and in a manner so as not to unreasonably disrupt the operations of the Company or the other Loan Parties and as often as reasonably requested, and permit the Lender or any representatives designated by the Lender upon reasonable notice to discuss the affairs, finances and condition of the Company or any of the other Loan Parties with the officers thereof and independent accountants therefor; provided, however, that (i) any representatives designated by the Lender shall be in the business of acting as crisis managers or business consultants and shall be bound by the same or similar internal policies with regard to confidential information as is the Lender, and (ii) the Lender or any representatives designated by the Lender shall not discuss the affairs, finances and condition of the Company or any of the other Loan Parties with the Company's independent accountants unless and until the Lender determines in its discretion that discussions directly with the Company or the officers of the Company have failed to satisfy the inquiries of the Lender or its representatives. Not in limitation of the foregoing, the Company shall, and shall cause each of the other Loan Parties to, keep complete, accurate and detailed financial records with respect to all amounts of all Loans made available to any of the Subsidiaries by way of loans.

6.7.  Environmental and Safety Matters

For the purposes of protecting the Lender's security interest in the Collateral and preserving the Company's ability to satisfy its Obligations:

     (a) Comply with all Environmental and Safety Laws applicable to it or any of its property or facilities in all material respects.

     (b) Keep its properties and facilities free from any Liens which could reasonably be expected to have a Material Adverse Effect arising under any Environmental and Safety Laws.

     (c) Respond promptly to any Release or threatened Release of any Hazardous Materials in a manner which complies in all material respects with all Environmental and Safety Laws and mitigates any associated risk to human health or the environment to the maximum extent commercially practicable.

     (d) If the Lender at any time has reason to believe that any property or facility owned or operated by the Company or any other Loan Party has been or may be either (i) operated in violation of any Environmental and Safety Laws; (ii) contaminated with any Hazardous Materials; or (iii) subject to any government-imposed obligation to conduct any environmental investigation or clean-up, any of which, in the good faith judgment of the Lender may impair in any material respect the value of the Collateral or the ability of the Company or any of the other Loan Parties to satisfy any of their respective Obligations, the Company shall, upon the written request of the Lender, at the Company's sole cost and expense, conduct such investigation or study, through retention of a consulting firm reasonably satisfactory to the Lender, as is necessary in the good faith judgment of the Lender to demonstrate that no such impairment could reasonably be expected to have a Material Adverse Effect.

6.8.  Additional Security

     If and to the extent requested by the Lender from time to time, after the occurrence and during the continuation of a Default or Event of Default, execute and deliver such additional documents and take such other action as may be necessary or desirable in the reasonable opinion of the Lender in order to assure and confirm that all Obligations are secured in a manner acceptable to the Lender by a first priority Lien on substantially all present and future assets of the Company and the other Loan Parties (other than Bioscot and the

FSC) subject only to Permitted Liens.

6.9.  Deposit Accounts/Cash Management Services

     For the purpose of protecting the Lender's security interest in the Collateral and enabling the Lender to monitor the proceeds of Collateral and the uses of cash by the Company and the other Loan Parties, maintain all of its primary operating accounts and treasury management service relationships with the Lender.

                                7.NEGATIVE COVENANTS

     The Company covenants and agrees that, so long as the Credit Facility is in effect or the principal or interest on any Loan or any Obligation shall remain unpaid, the Company will not, nor will it permit any of the Loan Parties to:

7.1.  Prohibition of Fundamental Changes

     Effect any of the following: (i) any transaction of merger, consolidation, recapitalization, reorganization, liquidation or dissolution (other than the merger of a Subsidiary of the Company with and into the Company pursuant to which the Company is the surviving corporation or with and into any Wholly-Owned Subsidiary of the Company pursuant to which such Wholly-Owned Subsidiary is the surviving corporation); or (ii) a Disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person; or (iii) engage in any line of business other than those, or similar to those, described in Section 5.18.; or (iv) any Acquisition or any other transaction of acquisition of another Person, or of substantially all of the assets of another Person, or of a distinct operating division of another Person, unless (A) at the time of such transaction, such other Person is engaged in, or such assets are to be used in, the same or similar line(s) of business as those described in Section 5.18., (B) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such transaction, (C) the applicable conditions contained in Section 4.3. or Section 4.4., as applicable, have been satisfied and (D) in the case of a Significant Acquisition, the Lender shall have given its written consent thereto.

7.2.  Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens.

7.3.  Indebtedness and Guarantees

     Create, incur or suffer to exist any Indebtedness or Guarantees except
(a) Indebtedness to the Lender created hereunder and under any of the Credit Documents; (b) Indebtedness existing on the Closing Date and described on attached Schedule 7.3.; (c) additional Indebtedness and Guarantees (which do not constitute Subordinated Debt) in an aggregate amount not to exceed $7,500,000 at any time outstanding; (d) Indebtedness otherwise permitted by
Section 7.4.; and

(e) Subordinated Debt.

7.4.  Investments

     Make or permit to remain outstanding any Investments except (i) Permitted

Investments, (ii) the ownership of the capital stock of Subsidiaries by the Company or its Subsidiaries, the acquisition of which is permitted by Section 7.1.(iv), and the ownership of capital stock of the Company, the acquisition of which is otherwise permitted hereunder, (iii) loans or advances to Subsidiaries from the Company, (iv) loans or advances to the Company by one or more of its Subsidiaries, provided that the repayment of any such loans or advances is subordinated in writing in a manner satisfactory to the Lender to the prior satisfaction in full of the Obligations and (v) other Investments not of the types described in the preceding subsections (i) through (iv), including without limitation, ownership interests in joint ventures and ownership of capital stock of or other equity interests in a Person that is not a Subsidiary, having an aggregate cost to the Company and its Subsidiaries not to exceed 10% of Consolidated Total Assets of the Company at any time outstanding. As of the date hereof, all Investments of the type described in the immediately preceding clause (v) and having a cost to the Company or any of its Subsidiaries in excess of $1,000,000 are described on
Schedule 7.4.

7.5.  Restricted Payments

Make any Restricted Payment; provided, however, that (i) Subsidiaries of the Company may make dividends, payments or other distributions to the Company or to any Wholly-Owned Subsidiary of the Company; and (ii) subject to the other terms and conditions hereof, including without limitation, Section 8.4., and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments.

7.6.  Accounting

Change its accounting methods or practices (except as required to conform to changes in GAAP or permitted by GAAP) or, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, change its fiscal year. If any financial statements delivered by the Company pursuant to Section 6.1. are presented in such a manner that such financial statements could not set forth in comparative form the corresponding figures for the preceding fiscal year, the Company shall advise the Lender of such fact upon the delivery of such financial statements and upon the Lender's request shall prepare a report in form and substance reasonably satisfactory to the Lender detailing the differences in the presentation of such financial statement and the financial statements for the immediately preceding fiscal year.

7.7.  Amendment of Certain Documents

     Enter into any amendment, modification or waiver of any of the terms of any of the Acquisition Documents which amendment, modification or waiver would have a Material Adverse Effect.

7.8.  Sales of Assets

     Sell, lease, assign, transfer or otherwise dispose of any of the Collateral; provided, however, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom: (a) a Loan Party may dispose of its Inventory in the ordinary course of its business,
(b) a Loan Party may dispose of excess, obsolete or used Equipment so long as, if so required for the conduct of such Loan Party's business, any such Equipment is replaced with other Equipment of equivalent or greater value and which serves the same or a similar purpose as the replaced Equipment, and (c) a Loan Party may otherwise dispose of Collateral which does not, together with all other

Collateral disposed of by the Loan Parties after the date of this Agreement (excluding Collateral permitted to be disposed of under the immediately preceding clauses (a) and (b)), have an aggregate book value in excess of $10,000,000.

                             8  FINANCIAL COVENANTS

     The Company covenants and agrees that, so long as the Credit Facility is in effect or the principal or interest on any Loan or any Obligation shall remain unpaid, the Company will not permit:

8.1.  Ratio of Funded Debt to EBITDA

     The ratio of (a) Funded Debt to (b) EBITDA at the end of any fiscal quarter for the four fiscal quarter period then ending, to be greater than
3.0 to 1.0.

8.2.  Ratio of Senior Funded Debt to EBITDA

     The ratio of (a) Senior Funded Debt to (b) EBITDA at the end of any fiscal quarter for the four fiscal quarter period then ending, to be greater than 2.5 to 1.0.

8.3.  Ratio of Cash Flow to Debt Service

     The ratio, at the end of any fiscal quarter, of (a) Cash Flow for the four fiscal quarter period then ending to (b) (i) Debt Service for the four fiscal quarter period beginning immediately following such fiscal quarter plus (ii) Interest Expense for the four fiscal quarter period then ending, to be less than 1.5 to 1.0.

8.4.  Debt to Net Worth

     The ratio of (a) Indebtedness of the Company and its Consolidated Subsidiaries to (b) Net Worth to be greater than 1.0 to 1.0 at any time.

                               9  EVENTS OF DEFAULT

     If one or more of the following events shall occur and be continuing:

9.1.  Payments under Credit Documents

     The Company shall default in the payment when due of any principal of any Loan, any interest on any Loan or any fee or any other Obligations payable by it hereunder or under any other Credit Document, or any other Loan Party shall default in the payment when due of any principal, interest, fee or any other amount payable by it under any Credit Document to which such Loan Party is a party, which default in the case of a payment other than a payment of principal or interest shall continue for a period of five Business Days.

9.2.  Other Indebtedness

     The Company or any other Loan Party shall default in the payment when due of any principal of or interest on any Indebtedness having a principal amount outstanding, individually or in the aggregate, equal to or exceeding $2,000,000.00 (other than the Obligations); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness of the Company or any other Loan Party shall occur and as a result of the occurrence of such event such Indebtedness (a) has become due or is required to be prepaid (whether by redemption, purchase or otherwise) prior to its stated maturity or (b) the holder is then entitled to cause such Indebtedness to become due or required to be so prepaid.

9.3.  Representations and Warranties

     Any representation, warranty or certification made or deemed to be made in any Credit Document by the Company or any other Loan Party or any certificate, financial statement or other information furnished in writing to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or deemed to be made.

9.4.  Other Obligations

     (i) The Company shall default in the performance of any of its obligations under Article 7. (other than Sections 7.2. or 7.3.) or Article 8.; or (ii) the Company shall default in the performance of any of its obligations under Section 6.1., Section 7.2. or Section 7.3. which default shall continue unremedied for a period of 10 Business Days or (iii) the Company or any other Loan Party shall default in the performance of any of its other obligations in this Agreement or any other Credit Documents to which it is a party and such default shall continue unremedied for a period of 20 days after the Company or such Loan Party receives notice or otherwise has actual knowledge thereof.

9.5.  Ability to Pay Debts

     The Company or any other Loan Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.

9.6.  Voluntary Proceedings

     The Company or any other Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

9.7.  Involuntary Proceedings

     A proceeding or case shall be commenced against the Company or any other Loan Party, without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or any other Loan Party shall be entered in an involuntary case under the Bankruptcy Code.

9.8.  Judgments

     A judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (exclusive of judgment amounts to the extent covered by insurance where the Company has submitted a claim and the insurer has not contested liability in respect of such judgment) shall be rendered by a court or courts against the Company or any other Loan Party and the same shall not be vacated, bonded or discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof.

9.9.  ERISA Event

     (a) Any ERISA Event shall have occurred with respect to the Company or any other Loan Party and the sum of the Insufficiency of such Plan (determined as of the date of occurrence of such ERISA Event) and the Insufficiency of any and all other Plans (determined as of the date of occurrence of such ERISA Event) of the Company or any other Loan Party with respect to which an ERISA Event shall have occurred (or the liability of the Company or any other Loan Party or its ERISA Affiliates related to such ERISA Event) exceeds $2,000,000; or (b) the Company or any other Loan Party or any of its ERISA Affiliates shall have been notified by a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan and the imposition of such liability is reasonably likely to be incurred in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other Loan Party and its ERISA Affiliates as withdrawal liability (determined as of the date of such notification indemnification), requires payments exceeding $2,000,000 per annum; or (c) the Company or any other Loan Party or any of its ERISA Affiliates shall have been notified by a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of such Person and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $2,000,000.

9.10.  Change in Control

     A Change in Control shall have occurred without the prior written consent of the Lender. As used in this Section the term "Change in Control" shall mean the following: if any Person or two or more Persons acting in concert, shall acquire "beneficial ownership" within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of capital stock or securities of the Company representing 25% (or 40% with respect to any Person permitted to file a report on Schedule 13G under the Exchange Act) or more of the aggregate voting power of all classes of capital stock and securities of the Company.

9.11.  Failure of Security Interest

     The Lender shall cease to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Liens) for any reason other than the failure of the Lender to take any action within its control or any of the Collateral.

     THEREUPON: (1) In the case of an Event of Default, other than an Event of Default referred to in Section 9.6. or Section 9.7., the Lender may, by notice to the Company, cancel the Credit Facility and/or declare the then-outstanding principal amount of, and the accrued interest on, the Loans and all other Obligations payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 10.3.) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; (2) in the case of the occurrence of an Event of Default referred to in Section 9.6. or Section 9.7. above, the Credit Facility shall automatically be canceled and the then-outstanding principal amount of, and the accrued interest on, the Loans and all other Obligations payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 10.3.) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (3) in the case of any Event of Default, the Lender may exercise any and all remedies available under the Security Documents or under Applicable Law. The proceeds of any sale of the whole or any part of any of the Collateral as a result of an Event of Default, together with any other moneys paid to or held by the Lender under the provisions of any Credit Document, shall be applied by the Lender in the following order:

     (a) First: to the payment of all costs and expenses incurred in connection with such sale or other realization, including reasonable attorneys' fees incurred if the Lender endeavored to collect the Obligations (under and as defined in this Agreement or in any other Credit Document), by or through an attorney at law;

     (b) Second: to the payment of the interest due upon any of such Obligations, in any order which the Lender may elect;

     (c) Third: to the payment of the principal due upon any of such Obligations in any order which the Lender may elect; and

     (d) Fourth: the balance (if any) of such proceeds shall be paid to whomsoever may be legally entitled thereto.

                               10  MISCELLANEOUS

10.1.  Waiver

     No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note or other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.2.  Notices

     All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

     To the Company:

          Serologicals Corporation
          780 Park North Boulevard, Suite 120
          Clarkston, Georgia 30021
          Attention:  Russell H. Plumb, Vice President,
                      Finance and Administration
          Telecopy No: 404/297-8044

      With copies to:

          David S. Rosenthal
          Shereff, Friedman, Hoffman & Goodman, LLP
          919 Third Avenue, 20th Floor
          New York, New York 10022
          Telecopy No: 212/758-9526

     To the Lender:

          NationsBank, N.A.
          600 Peachtree Street, 19th Floor
          Atlanta, Georgia 30308
          Attention: R. Yvette Cromer, Assistant Vice President
          Telecopy No:  404/607-6338

     With a copy to:

          Alston & Bird LLP
          One Atlantic Center
          1201 West Peachtree Street, N.W.
          Atlanta, Georgia 30309-3424
          Attention: Paul M. Cushing
          Telecopy No:  404/881-7777

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party; provided, however, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

10.3.  Expenses, Etc.

     (a) Agreement to Pay and Reimburse. The Company agrees to pay or reimburse the Lender for: (i) all out-of pocket costs and expenses (including, without limitation, the reasonable fees and expenses of Alston & Bird LLP, special counsel to the Lender) in connection with (A) the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the extension of credit hereunder and (B) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Credit Documents; (ii) all costs and expenses of the Lender (including counsel's fees) in connection with (A) any Default and any enforcement or collection proceedings resulting therefrom and (B) the enforcement of this Section; and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Credit Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Credit Document or any other document referred to herein or therein.

     (b) Indemnity. The Company agrees to indemnify the Lender and its directors, officers, employees and agents for, and hold each of them harmless against, any and all losses, liabilities, claims (including Environmental Claims), damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Company or any Loan Party of the proceeds of any of the extensions of credit hereunder or the past, present or future business activities of the Company or any Loan Party including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses that are determined pursuant to a final, non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Person to be indemnified).

     (c) Expenses Paid On Behalf of the Company. If the Company fails to pay when due any costs, expenses or other amounts payable by it under any Credit Document, including, without limitation, fees and expenses of counsel, indemnities and insurance premiums, such amount may be paid on behalf of the Company by the Lender, in its sole discretion. Any such payment by the Lender shall constitute for all purposes of this Agreement the making by the Lender of a Loan, which shall bear interest at the Base Rate, in the amount of such payment (but without any requirement for compliance with the conditions set forth in Article 4.). In the event that such payment is not reimbursed by the Company by 12:00 noon Atlanta, Georgia time on the first Business Day after such payment, the Lender shall be deemed to have made a Loan to the Company in such amount, which Loan shall be deemed to bear interest at the Default Rate with respect to Base Rate Loans from the date such Loan is made until the same is repaid.

10.4.  Amendments, Etc.

     Except as otherwise expressly provided in this Agreement, any provision of this Agreement (including, without limitation, any of the Schedules hereto) may be amended or modified only by an instrument in writing signed by the Company and the Lender, and any provision of this Agreement may be waived by the Lender; provided, however, that no amendment, modification or waiver shall, unless by an instrument signed by the Lender: (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of any Loan, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any Obligation hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee or other Obligation is payable hereunder, (v) alter the rights or obligations of the Company to prepay Loans, (vi) alter the terms of this Section or Section 10.6.(a), or (vii) waive any of the conditions precedent set forth in Article 4.

10.5.  Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.6.  Assignments and Participations

     (a) The Company may not assign its rights or obligations hereunder or under the other Credit Documents without the prior consent of the Lender.

     (b) The Lender may sell or agree to sell to one or more other Persons (a "Participant") a participation in all or any part of any Loans held by it, in which event the Participant's rights in respect of such participation shall be those set forth in the agreements executed by the Lender in favor of the Participant, and such Participant shall have no direct right under the Credit Documents. In no event shall the Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Credit Document, except that the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Revolving Commitment, the Swingline Commitment or the Credit Facility, (ii) extend the date fixed for the payment of principal of or interest on the related Loan(s) or the portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee.

     (c) The Lender may furnish any information concerning the Company or any Subsidiary in the possession of the Lender from time to time to assignees and Participants (including prospective assignees and Participants) in accordance with its internal policies with regard to confidential information, provided that such assignees or Participants are bound by the same or similar internal policies with regard to confidential information as is the Lender.

10.7.  Survival

     The obligations of the Company and its Subsidiaries under Sections 3.4. and 10.3. shall survive the repayment of the Loans and the termination of the Credit Facility.

10.8.  Table of Contents; Descriptive Headings

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.9.  Counterparts

     This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party and all of which taken together shall constitute one and the same original instrument.

10.10.  Governing Law

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. In furtherance of the foregoing, the internal laws of the State of Georgia shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10.11.  Arbitration

     ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CREDIT DOCUMENT, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE COMPANY'S DOMICILE AT THE TIME OF THIS AGREEMENT'S EXECUTION AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     B.  RESERVATION OF RIGHTS.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO
(I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY THE LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

10.12.  Acknowledgments

     The Company hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party; (b) except as expressly provided in this Agreement or any of the Credit Documents, the Lender has no fiduciary relationship with or duty to the Company, and the relationship between the Lender on one hand, and the Company on the other hand, is solely that of debtor and creditor; and (c) no joint venture exists between the Lender on one hand, and the Company on the other hand.

     Confidentiality

     Except as otherwise provided by law, the Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Company in accordance with the Lender's customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its Affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any of the Loans or the Lender's commitments hereunder, or participations therein, as permitted hereunder; (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise of the Lender's rights hereunder or under any of the other Credit Documents.

     Obligations with Respect to Loan Parties.

     The obligations of the Company to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein and in the other Credit Documents shall be absolute and not subject to any defense the Company may have that the Company does not control such Loan Parties.

     Amount of Existing Indebtedness.

     The Company and the Lender hereby acknowledge and agree that as of the date hereof and prior to giving effect to the making of the initial Revolving Loan hereunder, the outstanding principal balance of the Revolving Loans is $0.

10.16.  NO NOVATION.

     THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL NOT BE DEEMED OR CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE COMPANY OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT. FURTHER, THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO AFFECT THE PERFECTION OR PRIORITY OF ANY LIEN HELD BY THE LENDER IN ANY OF THE COLLATERAL IN ANY WAY WHATSOEVER.

[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed as of the day and year first above written.

SEROLOGICALS CORPORATION


By:  /s/ Russell H. Plumb
    -------------------------------
     Name:  Russell H. Plumb
           ------------------------
     Title:  Vice President
           ------------------------



NATIONSBANK, N.A.


By:  /s/  Yvette Cromer
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     Name:  Yvette Cromer
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     Title:  Assistant Vice President
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